UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Texas Regional Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Texas Regional Bancshares, Inc. Class A Voting Common Stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies:
54,799,983 shares of Texas Regional common stock and options to purchase 2,238,564 shares of Texas Regional common stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying $0.000107 by the sum of (i) the product of 54,799,983 shares multiplied by the $38.90 per share merger consideration; and (ii) the product of 2,238,564, representing the number of shares subject to stock options, multiplied by the difference between $38.90 and $24.01 which represents the weighted average exercise price of the stock options.

	(4)	Proposed maximum aggregate value of transaction:
$2,165,051,557
	(5)	Total fee paid:
$231,660.52
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Texas Regional Bancshares, Inc.

Glen E. Roney
Chairman of the Board, President &	3900 North Tenth Street, 11th Floor
Chief Executive Officer	McAllen, Texas 78501

SPECIAL MEETING OF THE SHAREHOLDERS
TO BE HELD ON                    , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Texas Regional Bancshares, Inc., or Texas Regional, to be held at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas on                         ,                                        , 2006 at               p.m. local time.

At the meeting, you will be asked to approve and adopt the plan of merger contained in the Agreement and Plan of Merger dated as of June 12, 2006 that Texas Regional has entered into with Banco Bilbao Vizcaya Argentaria, S.A., or BBVA. You may also be asked to approve postponements or adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger.

In the merger, a newly formed subsidiary of BBVA will merge with and into Texas Regional and you will receive cash in the amount of $38.90 for each share of Texas Regional Class A Voting Common Stock, or common stock, held by you.

After careful consideration, the Texas Regional Board of Directors has unanimously determined that the merger is advisable, that it is fair to our shareholders and that it is in the best interests of our shareholders. Accordingly, the Board has approved the merger agreement and unanimously recommends that you vote FOR the approval and adoption of the plan of merger at the special meeting. Also, the Board unanimously recommends that you vote FOR any proposal to postpone or adjourn the special meeting to a later date to permit the solicitation of additional proxies in favor of the merger proposal if there are not sufficient votes for the approval and adoption of the merger at the special meeting.

Regardless of the number of shares you own, your vote is very important. We cannot complete the merger unless the holders of at least two-thirds of all outstanding shares of our common stock approve the merger. Therefore, it is important that your shares are represented and voted at the special meeting. Votes may be cast by telephone, over the Internet or by mail. Instructions for voting by telephone or over the Internet are set forth in the attached proxy statement and on the enclosed proxy card. You may vote your shares by mail by signing, dating and mailing the enclosed proxy card in the enclosed envelope. If you return your proxy card without specifying your vote, it will be understood that you wish to vote in favor of the merger transaction and in favor of any proposed action to postpone or adjourn the meeting to a later date to solicit additional proxies. Please vote without delay.

We are very excited about the merger with BBVA and we believe that the merger consideration represents a very attractive price for our shareholders. After you have reviewed the enclosed materials, please vote by telephone, over the Internet or by returning the proxy card as soon as you can.

Thank you for your support of Texas Regional.

Yours very truly,

Glen E. Roney
Chairman of the Board, President & Chief Executive Officer

This proxy statement is dated      , 2006 and is first being sent to shareholders on or about      , 2006.

ADDITIONAL INFORMATION

Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended. Because depositary receipts for BBVA’s shares are traded on the New York Stock Exchange, BBVA is also subject to certain information requirements of the Securities Exchange Act of 1934, as amended. Texas Regional files annual and quarterly financial reports and other information with the Securities and Exchange Commission, commonly known as the SEC. BBVA files annual reports and other information with the SEC.

This proxy statement incorporates important business and financial information about Texas Regional from other documents that are not included in or delivered with this proxy statement. This information is available without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through the SEC’s website at www.sec.gov or by requesting them in writing or by telephone from Texas Regional at the following address:

Texas Regional Bancshares, Inc.
Attention: John A. Martin, Chief Financial Officer
3900 North Tenth Street, 11th Floor
McAllen, Texas 78501
Telephone: (956) 631-5400

Copies of documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or in this proxy statement.

If you would like to request any documents, please do so by                        , 2006 in order to receive them before the special meeting of the Texas Regional shareholders.

In “Questions and Answers About the Special Meeting and the Merger” and in the “Summary” below, we have highlighted selected information from this proxy statement. However, we may have not included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a description of the legal terms of the merger, you should carefully read this entire proxy statement, including the merger agreement attached as Appendix A to this proxy statement and all other appendices referred to in this proxy statement, as well as the documents that we have incorporated by reference into this proxy statement. Please see “Additional Information and Where to Find It” on page 54.

Texas Regional Bancshares, Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                    , 2006

A special meeting of the shareholders of Texas Regional Bancshares, Inc., or Texas Regional, will be held at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas on                          , 2006 at             p.m. local time, for the following purposes:

1.      To consider and vote on approval and adoption of the plan of merger contained in the Agreement and Plan of Merger dated as of June 12, 2006, or the merger agreement, between Texas Regional and Banco Bilbao Vizcaya Argentaria, S.A., or BBVA.  If the merger is completed, Texas Regional will become a wholly-owned subsidiary of BBVA and you will have the right to receive $38.90 in cash for each share of Texas Regional Class A Voting Common Stock, or common stock, held by you;

2.      To consider and vote on approval of any postponements or adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

3.      To consider and vote on such other business as may properly be brought before the meeting and any postponements or adjournments thereof.

Shareholders of record of Texas Regional’s common stock at the close of business on                        , 2006 are entitled to notice of and to vote at the special meeting and any postponements or adjournments thereof. Even if you plan to attend the special meeting in person, please read the enclosed proxy materials and cast your vote on the matters that will be presented at the meeting. You have the option of voting your shares over the Internet, by telephone or by mailing the enclosed proxy card. Voting instructions are described on page      of the proxy statement.

Whether you attend the meeting or not, you may revoke your proxy at any time before we vote it at the meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy via telephone or the Internet, by casting your vote by ballot at the meeting or by submitting an instrument of revocation to the Secretary of Texas Regional before we take the vote at the meeting. If you hold your shares through a third party such as a bank or brokerage firm, you should follow their instructions regarding delivery and revocation of proxies. If your shares are held by a bank, brokerage firm or other third party, and you wish to vote your shares at the special meeting, you must bring with you a proxy or letter from the bank, broker or other third party to confirm your beneficial ownership of the shares and your right to vote them at the special meeting.

Texas Regional’s shareholders who do not wish to accept the merger consideration for their shares may dissent from the merger as described in this proxy statement.

By Order of the Board of Directors,

Carolyn Joyner
Senior Vice President, Secretary & Treasurer
McAllen, Texas
, 2006

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. TEXAS REGIONAL’S BOARD SINCERELY DESIRES YOUR PRESENCE AT THE SPECIAL MEETING OF THE SHAREHOLDERS. HOWEVER, SO THAT TEXAS REGIONAL MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

THE TEXAS REGIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE PLAN OF MERGER AND “FOR” APPROVAL OF ANY POSTPONEMENTS OR ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES.

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Texas Regional Bancshares, Inc.

3900 North Tenth Street, 11th Floor
McAllen, Texas 78501

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Texas Regional Bancshares, Inc., or Texas Regional or the company, for use at the special meeting of the shareholders of the company to be held at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas on                     , 2006 at       p.m. local time. The enclosed Notice of Special Meeting describes the purposes for which the meeting has been called. The proxies will be used at that meeting and at any and all postponements or adjournments thereof.

The company’s principal executive offices are located at 3900 North Tenth Street, 11th Floor, McAllen, Texas 78501 and its telephone number is (956) 631-5400.

The proxy solicitation materials were mailed on or about                  , 2006 to all shareholders entitled to vote at the meeting. This proxy statement and the form of proxy were first sent or given to security holders as of that date.

SUMMARY

This summary highlights selected information from this proxy statement about the proposed merger and may not contain all of the information that is important to you as a Texas Regional shareholder. Accordingly, we encourage you to read carefully this entire document and the other documents referred to in this proxy statement for a complete understanding of the proposed merger and its consequences to you.

The references to and descriptions of the terms of the merger agreement as contained in this summary and elsewhere in this proxy statement are qualified by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement as Appendix A. You are urged to read the merger agreement carefully and in its entirety to fully understand the terms of the transaction.

The Companies (page 17).

Texas Regional Bancshares, Inc.   Texas Regional is a Texas corporation and a bank holding company headquartered in McAllen, Texas. Texas Regional’s principal operating subsidiary is Texas State Bank, which has 73 banking centers, all of which are located in Texas. The company primarily operates in the Rio Grande Valley, in the Houston and Dallas market areas and in East Texas. The only class of Texas Regional shares outstanding is Texas Regional’s Class A Voting common stock.

Banco Bilbao Vizcaya Argentaria, S.A.   BBVA is a multinational financial services group that operates in 32 countries and provides a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance.

Newco Stargate, Inc.   Newco Stargate. is a newly incorporated Texas corporation and wholly-owned subsidiary of BBVA formed solely to merge with and into Texas Regional in order to effect the merger.

Newco Stargate has no operating history and will cease to exist as a separate company after the effective time of the merger.

The Special Meeting (page 14).

Date, time and place.   The special meeting of the Texas Regional shareholders will be held on                    , 2006 at       p.m. local time at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas. The purpose of the meeting is to consider and vote upon the proposal to adopt the merger agreement and to act on any other matters as may properly come before the meeting and any postponement or adjournment thereof.

Record date and voting power.   You are entitled to vote if you owned shares of Texas Regional’s common stock as of the close of business on                          , 2006, which is the record date for the special meeting as set by the Board of Texas Regional. You will have one vote for each share of Texas Regional’s common stock which you owned as of the record date. On the record date, there were                       shares of Texas Regional’s common stock entitled to be voted at the special meeting.

Background of the Merger (page 18).

The process that Texas Regional’s Board of Directors and management undertook in reaching the definitive agreement for the merger is described in this proxy statement, including a discussion of the contacts and conversations between Texas Regional and BBVA that led to the execution of the merger agreement. In addition to meeting with BBVA representatives both in the United States and in Spain, Texas Regional engaged Keefe, Bruyette & Woods, Inc., or KBW, as the company’s investment advisor in connection with the transaction. KBW has delivered its opinion that the transaction is fair, from a financial point of view, to the shareholders of Texas Regional.

Purpose and Effect of the Merger (page 21).

The principal purpose of the merger is to enable BBVA to acquire all of the outstanding common stock of Texas Regional and to provide you with an opportunity to receive $38.90 for each share of Texas Regional’s common stock you hold. Following the completion of the merger, Texas Regional will become a wholly-owned subsidiary of BBVA, it will not be publicly held, and Texas Regional’s common stock will no longer be traded on The Nasdaq Stock Market®.

Recommendation of the Board of Directors; Reasons for the Merger (page 22).

Texas Regional’s Board of Directors has determined that the merger agreement and the merger are fair to and in the best interests of Texas Regional and its shareholders, and unanimously recommends that you vote “FOR” the adoption of the merger agreement. In making this determination, the Board considered a number of factors, including, among others:

•       the challenges facing Texas Regional in remaining an independent financial institution in the current operating environment of the financial services industry, including continuing consolidation of the industry;

•       limited growth opportunities available to Texas Regional;

•       current environment in the financial services industry;

•       complementary aspects of the Texas Regional and BBVA businesses;

•       the presentations of Keefe, Bruyette & Woods, Inc., and that firm’s opinion to the effect that, based upon and subject to the assumptions, conditions, limitations and other matters set forth in their opinion, the $38.90 per share in cash to be received by Texas Regional’s shareholders is fair, from a financial point of view, to the shareholders of Texas Regional;

•       the fact that the price represents an attractive multiple for the Texas Regional shareholders as compared to other recent Texas bank acquisition transactions;

•       the current and historical market prices of the stock of Texas Regional and other industry participants;

•       the fact that BBVA’s offer was all cash and not subject to any financing contingency;

•       the interest in Texas Regional shown by BBVA and the fact that Texas Regional appears to fit particularly well with BBVA’s needs and expansion plans in the United States;

•       the potential shareholder value from alternatives to the merger with BBVA;

•       the terms of the merger agreement; and

•       the likelihood of approval by regulatory authorities.

For a more comprehensive discussion of the factors considered by the Board, see “Recommendations of the Texas Regional Board of Directors; Reasons for the Merger—Reasons for the Merger”.

The full text of KBW’s written opinion is attached as Appendix B to this proxy statement. We urge you to read the KBW opinion carefully and in its entirety.

The Board also considered a variety of risks relating to the merger, including, among others:

•       the fact that Texas Regional did not negotiate with or actively seek offers from other parties;

•       the fact that an all-cash price means that Texas Regional’s shareholders will not participate in any of the future growth and development of the business;

•       the fact that the all-cash price will be taxable to Texas Regional’s shareholders;

•       the possibility that the Board of Governors of the Federal Reserve System, or the Federal Reserve, could impose conditions on, delay or withhold approval of the merger transaction;

•       the risks and costs to Texas Regional if the merger is not completed;

•       the interests that directors and executive officers of Texas Regional have with respect to the merger, in addition to their interests as shareholders of Texas Regional;

•       the restrictions on Texas Regional’s business between the signing of the merger agreement and the completion of the merger;

•       the fact that, under the merger agreement, Texas Regional cannot solicit other proposals and must pay BBVA a termination fee of $85 million if the merger is terminated and certain defined events occur; and

•       the possibility that the termination fee payable to BBVA may discourage a competing proposal.

Structure of the Merger (page 44).

Subject to the terms and conditions of the merger agreement, Newco Stargate, a wholly-owned subsidiary of BBVA, will merge with and into Texas Regional. As a result of the merger, Texas Regional will become a wholly-owned subsidiary of BBVA. Under the terms of the merger agreement, BBVA may revise the structure of the merger, provided that the revised structure does not alter or change the kind or amount of consideration to be delivered to the shareholders of Texas Regional and the revision would not result in a significant delay in closing the merger.

Merger Consideration (page 45).

If Texas Regional completes the merger, you will have the right to receive $38.90 in cash, without interest, for each share of Texas Regional’s common stock that you hold.

Disposition of Options (page 45).

Stock options held by employees, directors and others will vest immediately prior to the time of the merger, and option holders will receive an amount equal to the excess of $38.90 over the exercise price for each share of common stock subject to an option, less any applicable withholding taxes and without interest.

Conditions to the Merger (page 51).

Before the merger can be completed, a number of conditions must be satisfied, including:

•       approval of the merger agreement by the holders of not less than two-thirds of the outstanding shares of Texas Regional’s common stock;

•       receipt of required regulatory approvals for the consummation of the merger without imposition of conditions that would have a material adverse effect on BBVA and its subsidiaries; and

•       absence of an injunction prohibiting consummation of the merger.

Each of Texas Regional and BBVA’s respective obligations are further conditioned upon the representations of the other in the merger agreement being true and correct, and upon the other having performed, in all material respects, certain covenants under the merger agreement. In addition, BBVA’s obligations are also subject to Texas Regional obtaining certain third-party consents and subject to the further condition that dissenters’ rights of appraisal have not been exercised by more than 10% of the outstanding Texas Regional shares.

Restrictions Regarding Other Acquisition Proposals (page 49).

Subject to certain fiduciary exceptions, the merger agreement provides that Texas Regional will not, and that it will cause its subsidiaries and other persons acting on its behalf not to:

•       initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal; or

•       engage in negotiations concerning or provide confidential or nonpublic information to, or have any discussions with, any person relating to any acquisition proposal.

For purposes of the agreement, an “acquisition proposal” includes a tender or exchange offer to acquire more than 15% of the voting power of Texas Regional or any of its significant subsidiaries, a proposal for a merger or other business combination, or any other proposal or offer to acquire more than 15% of the voting power, business, assets or deposits of Texas Regional or any of its significant subsidiaries, other than the transactions with BBVA as set forth in the merger agreement.

Termination of the Merger Agreement; Termination Fee (page 52).

Texas Regional and BBVA may mutually agree in writing to terminate the merger agreement at any time without completing the merger transaction, even after receipt of shareholder approval. Also, Texas Regional or BBVA may terminate the merger agreement upon 60 days prior written notice if the other party has committed a breach that is continuing of any representation, warranty, covenant or agreement contained in the merger agreement, provided that such breach would also be failure of a condition to the consummation of the transaction.

In addition, BBVA may terminate the merger agreement if the Texas Regional Board submits the agreement to the shareholders without a recommendation for approval or with a special and materially adverse condition on or qualification of such approval. BBVA may also terminate the merger agreement if Texas Regional withdraws or materially and adversely modifies its recommendation that the shareholders approve the merger, or if the Texas Regional Board recommends a competing acquisition proposal or authorizes negotiation of a competing acquisition proposal.

Either BBVA or Texas Regional may terminate the agreement prior to the completion of the merger under the following circumstances:

•       if the required approval is not obtained from the Texas Regional shareholders at the Texas Regional shareholder meeting;

•       if the effective time has not occurred by the close of business on March 31, 2007; or

•       if the approval of any governmental authority required for consummation of the merger is denied by final, non-appealable action of the governmental authority.

If the agreement is terminated and the merger is abandoned, neither party will have any liability or further obligation, except that the termination will not relieve any party from liability for breach of the agreement and, under certain circumstances, Texas Regional will be required to pay BBVA a termination fee of $85 million. The termination fee will be payable if:

•       Texas Regional enters into an agreement to engage in an acquisition transaction with any person other than BBVA or Texas Regional’s Board recommends that the shareholders of Texas Regional approve or accept an acquisition transaction with a person other than BBVA, in each case without BBVA’s prior written consent;

•       any person other than BBVA acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Texas Regional’s common stock;

•       the Texas Regional Board withdraws, modifies or qualifies (or publicly announces its intention to do so), in any manner materially adverse in any respect to BBVA or the adoption of the merger agreement, its recommendation that the shareholders of Texas Regional approve the merger, and such withdrawal, modification or qualification is in anticipation of engaging in an acquisition transaction with another party, or if Texas Regional has authorized, recommended or proposed (or publicly announces its intention to do so) an agreement to engage in an acquisition transaction with any person other than BBVA; or

•       the merger agreement is terminated (a) following an acquisition proposal (as described above), or (b) in the event Texas Regional’s failure to comply has been the primary cause of the failure of the effective time to occur on or before March 31, 2007, or (c) in the event Texas Regional’s failure to comply has been the primary cause of the denial of any regulatory approval; in each event, provided that within 18 months after the event, either (1) Texas Regional enters into an agreement to engage in an acquisition transaction with a person other than BBVA or its Board recommends that the shareholders of Texas Regional approve or accept an acquisition transaction with a person other than BBVA, in each case without BBVA’s prior written consent, or (2) any person other than BBVA acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Texas Regional’s common stock.

Generally, Texas Regional’s obligation to pay the termination fee will expire and terminate, unless a fee payment event has previously occurred, as of either the effective time of the merger, or upon the expiration of 18 months following termination of the merger agreement.

Interests of Certain Persons in the Merger (page 33).

You should be aware that Texas Regional’s executive officers and directors have interests in the merger that are different from, or in addition to, their interests as shareholders of Texas Regional. Texas Regional’s Board was aware of these interests and took them into account in approving the merger and in recommending the transaction to the Texas Regional shareholders.

Certain of these different or additional interests arise under employment agreements entered into with Texas Regional’s chief executive officer and certain other officers and employees, which provide, among other things, bonuses for remaining with the company for specified periods following completion of a transaction such as the merger with BBVA, and severance benefits upon certain terminations of employment following a transaction such as the merger with BBVA, in each case under circumstances defined in the employment agreements. Employment agreements with the company’s executive officers and a form of employment agreement for other officers and employees were filed with the SEC, as required by SEC rules and regulations, and are available for your review.

In addition, the executive officers and directors of Texas Regional hold stock options and the vesting of these options will be accelerated as a result of the merger. Immediately prior to completion of the merger, holders of outstanding vested and unvested stock options, which include all of Texas Regional’s executive officers and directors, will receive cash in exchange for the cancellation of their stock options in an amount equal to the excess of $38.90 over the exercise price for each share of common stock subject to an option, less any applicable withholding taxes and without interest.

Regulatory Matters (page 31).

Consummation of the merger is subject to prior receipt of all required approvals, including approval of the Federal Reserve and the Bank of Spain, BBVA’s regulator in its home country. BBVA filed its application for approval of the Federal Reserve on July 21, 2006 and for approval of the Bank of Spain on July 27, 2006. There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Texas Regional or BBVA following consummation of the merger. If any such condition or requirement is imposed, BBVA may elect not to consummate the merger.

Because of an overlap of banking facilities in one market, Texas Regional will likely need to sell the assets associated with one Texas State Bank banking center as a condition of obtaining regulatory approval of the merger transaction. This banking center had deposits of approximately $60 million as of June 30, 2006, and it is anticipated that the banking center’s deposits, along with related loans and other assets, will be transferred to a third party in order to comply with the applicable antitrust requirements. Texas Regional and BBVA have taken this into account in planning for the merger and each is committed to fully cooperating with the Federal Reserve and the Department of Justice in order to receive clearance for the divestiture as promptly as practicable.

Certain Material Federal Income Tax Consequences (page 29).

The receipt of cash in the merger by holders of Texas Regional’s common stock will be a taxable transaction for federal income tax purposes, and may be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a holder of shares of Texas Regional’s common stock generally will recognize gain or loss equal to the difference between (a) the amount of cash received in exchange for such shares and (b) the holder’s adjusted tax basis in such shares. Holders of outstanding options will recognize income in an amount equal to the cash received in exchange for the cancellation of their stock options. Please see the section entitled “Certain Material Federal Income Tax Consequences” for a more detailed explanation of the material federal income tax consequences of the merger.

THE TAX CONSEQUENCES OF THE MERGER TRANSACTION MAY BE COMPLEX  AND THE TAX CONSEQUENCES TO YOU WILL DEPEND UPON THE FACTS OF  YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE TRANSACTION TO YOU.

Dissenters’ Rights (page 42).

Texas Regional’s shareholders may elect to dissent from the merger and receive the fair value of their shares of Texas Regional’s common stock in cash by strictly following the procedures and requirements set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. In order to exercise appraisal rights, you must not vote your shares in favor of the merger in person or by proxy and you must strictly follow the other requirements of Texas law. The value of your shares as determined in the appraisal process may differ from the consideration that you would otherwise receive in the merger, and may be more, the same as or less than the $38.90 per share cash consideration provided for in the merger agreement. For more information regarding your right to dissent from the merger and the procedures and requirements to exercise dissenters’ rights of appraisal, please see “Dissenters’ Rights of Appraisal” beginning on page 42.

We have attached a copy of the provisions of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act as Appendix C to this proxy statement. Any description of or reference to your dissenters’ rights of appraisal, or the procedure to be followed to exercise dissenters’ rights of appraisal, referred to or contained in this proxy statement are qualified by reference to the full text of the relevant legal provisions, including the provisions of the Texas Business Corporation Act attached as Appendix C.

Texas Regional Shareholder Vote Required to Approve the Merger (page 15).

Approval of the merger requires the affirmative vote of the holders of not less than two-thirds of the shares of Texas Regional’s common stock outstanding as of the close of business on                     , 2006, the record date for the special meeting of Texas Regional’s shareholders. At the close of business on the record date, there were                      shares of Texas Regional’s common stock outstanding held by approximately              holders of record. Therefore, a vote in favor of the merger by shareholders holding an aggregate of                      shares of common stock is required to approve the merger. Each holder of record of Texas Regional’s common stock on the record date will be entitled to one vote for each share held on that date on the merger and on all other matters, if any, to be voted upon at the special meeting.

Voting Agreements (page 14).

At the record date, Texas Regional’s executive officers and directors and their affiliates, as a group, beneficially owned                      shares, or approximately     %, of the common stock of Texas Regional. These individuals have indicated that they intend to vote their shares in favor of the proposal to approve and adopt the plan of merger. Included within this total are shares held by Glen E. Roney, Chairman of the Board, President and Chief Executive Officer of Texas Regional and Chairman of the Board and Chief Executive Officer of the company’s subsidiary, Texas State Bank; Paul S. Moxley, Senior Executive Vice President of Texas Regional and President of Texas State Bank; and Walter Umphrey, a director of Texas Regional. Mr. Roney, Mr. Moxley and Mr. Umphrey, who in the aggregate beneficially own a total of

4,830,805 shares, and who hold vested and unvested options to acquire a total of 508,595 shares, of the common stock of Texas Regional, have entered into voting agreements pursuant to which they have agreed to vote their Texas Regional shares in favor of the merger transaction, have granted a proxy to BBVA to vote their shares in favor of the merger transaction and have otherwise agreed to support the merger transaction. These voting and support agreements have previously been filed with the SEC and are available for your review.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
AND THE MERGER

The following questions and answers address briefly some commonly asked questions regarding the proposed merger and the meeting. These questions and answers may not address all questions that may be important to you as a Texas Regional shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the merger agreement attached as an appendix to this proxy statement and the other documents that are referred to in this proxy statement. Any response is qualified by reference to the more detailed information contained or referred to elsewhere in this document.

The Special Meeting

Q.              What will we vote on at the special meeting?

A.              You will vote on the following proposals:

•       To approve and adopt the plan of merger as contained in the merger agreement;

•       To approve any postponement or adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

•       To consider and vote on such other business as may properly be brought before the meeting and any postponements or adjournments thereof.

Q.              When and where will the special meeting be held?

A.              The special meeting of the Texas Regional shareholders will be held on               , 2006, at          p.m. local time at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas.

Q.              What is the required vote to approve the merger agreement?

A.              As required by Texas law, in order to approve and adopt the plan of merger contained in the merger agreement, the holders of not less than two-thirds of all of the outstanding shares of Texas Regional’s common stock must vote in favor of the transaction. Each shareholder is entitled to one vote for each share held.

Q.              What is the required vote to approve other matters brought before the special meeting?

A.              In order to approve a postponement or adjournment of the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger, and in order to approve any other matter that may be properly brought before the meeting, the holders of a majority of the shares of Texas Regional’s common stock represented in person or by proxy at the meeting must be voted in favor of the action.

Q.              Who may vote at the special meeting?

A.              Holders of record of shares of Texas Regional’s common stock as of the close of business on                      , 2006, may vote at the special meeting. As of                     , 2006, Texas Regional had                               outstanding shares of common stock entitled to vote at the meeting. The only shares of Texas Regional that are outstanding are shares of its common stock.

Q.              How many votes do I have?

A.              Holders of record of Texas Regional’s common stock will have one vote for each share held at the close of business on                        , 2006, the record date for the special meeting.

Q.              If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.              Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the same effect as a vote against the merger.

Q.              May I vote in person?

A.              Yes. You may attend the special meeting of the Texas Regional shareholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q.              Can I revoke my proxy and change my mind?

A.              Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you have instructed your broker to vote your shares, you must follow the instructions from that broker to change your vote. Otherwise, you may revoke your proxy by delivering to us a written notice of revocation or by submitting a new proxy at a later date (whether by proxy card, telephone or over the Internet, which automatically revokes the earlier proxy). In addition, your proxy may be revoked by you if you attend the special meeting of the Texas Regional shareholders and vote in person. However, simply attending the special meeting without voting will not revoke your proxy. See “The Special Meeting of Shareholders—Revocation of Proxies,” beginning of page 16 of this proxy statement.

Q.              What should I do now?

A.              If you have carefully reviewed the information contained in this proxy statement, please vote your shares as soon as possible. You may vote your shares by signing and returning the enclosed proxy card. If you are a registered holder of shares, you may also vote by telephone or over the Internet by following the instructions on the proxy card. If you hold your shares through a third party such as a bank or brokerage firm, you may be able to vote by telephone or over the Internet in accordance with the instructions that your bank, brokerage firm or other third party provides.

Q.              Should I send in my stock certificates now?

A.              No. If the merger agreement is approved by the shareholders, regulatory approvals are obtained and all of the other conditions to the merger are satisfied, BBVA’s exchange agent (a depository or trust institution retained by BBVA for such purpose) will send a letter of transmittal and written instructions for exchanging your shares of Texas Regional’s common stock for the merger consideration to which you are entitled. You should not send in your stock certificates until you receive the letter of transmittal. See “The Merger Agreement—Merger Consideration,” beginning on page 45 of this proxy statement.

The Transaction

Q.              What is the proposed transaction?

A.              BBVA proposes to acquire Texas Regional through a cash merger by merging a subsidiary of BBVA with and into Texas Regional.

Q.              If the merger is completed, what will I receive for my shares of Texas Regional’s common stock?

A.              You will receive $38.90 in cash, without interest, for each share of Texas Regional’s common stock that you own.

Q.              I hold stock options to acquire Texas Regional shares. What will I receive for my stock options?

A.              You will receive the amount by which $38.90 exceeds the exercise price of your stock options for each share of Texas Regional’s common stock subject to your stock options, less any applicable withholding taxes and without interest. You will receive this amount even if your stock options would not otherwise have been vested at the time of the merger.

Q.              Why is the Texas Regional Board of Directors recommending the merger?

A.              The Texas Regional Board believes that the merger is advisable, fair to the shareholders, and in the best interests of the company and its shareholders. The Board has also received the opinion of Keefe, Bruyette & Woods, Inc., that the transaction is fair, from a financial point of view, to the company’s shareholders. The Board’s reasons are more fully described in the section entitled “Approval and Adoption of the Merger Agreement—Recommendation of the Board of Directors; Reasons for the Merger,” beginning on page 22 of this proxy statement.

Q.              What factors should I consider in evaluating the merger?

A.              We encourage you to read this entire document carefully. You should also review the factors considered by Texas Regional’s Board of Directors discussed in “Approval and Adoption of the Merger Agreement—Recommendation of the Board of Directors; Reasons for the Merger,” beginning on page 22 of this proxy statement.

Q.              Who will own Texas Regional after the merger?

A.              Immediately after the effective time of the merger, Texas Regional will be a wholly-owned subsidiary of BBVA. Upon completion of the merger, shareholders of Texas Regional will no longer have an equity or ownership interest in Texas Regional, nor will they acquire an interest in BBVA by virtue of their current ownership of Texas Regional’s common stock.

Q.              Will I have appraisal rights if I dissent from the merger?

A.              You are entitled to appraisal rights if you strictly follow the procedure required by law to exercise those rights. If you wish to exercise your appraisal rights, you must not vote in favor of the merger and you must strictly follow the other requirements of Texas law. We have provided a summary of the requirements that you must satisfy in the section entitled “Approval and Adoption of the Merger Agreement—Dissenters’ Rights of Appraisal,” beginning on page 42 of this proxy statement.

Q.              When do you expect the merger will be completed?

A.              We are working toward completing the transaction as quickly as possible, and we expect to close the merger in the fourth quarter of 2006. We cannot complete the merger until we satisfy a number of conditions, including approval and adoption of the plan of merger by our shareholders and approval of the merger by the Federal Reserve. BBVA filed its application for approval of the transaction with the Federal Reserve on July 21, 2006.

Federal Income Tax Consequences

Q.              What are the federal income tax consequences of the merger to the Texas Regional shareholders?

A.              For federal income tax purposes, your exchange of shares of Texas Regional’s common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Texas Regional’s common stock.

Q.              What are the federal income tax consequences of the merger to the Texas Regional option holders?

A.              For federal income tax purposes, your receipt of consideration in exchange for the cancellation of your stock options is taxed at ordinary income tax rates.

THE TAX CONSEQUENCES OF THE MERGER TRANSACTION MAY BE COMPLEX AND THE TAX CONSEQUENCES TO YOU WILL DEPEND UPON THE FACTS OF  YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE TRANSACTION TO YOU.

Other Questions

Q.              Who can I contact if I have further questions?

A.              If you have additional questions about the merger or the special meeting, please contact either John A. Martin, Chief Financial Officer of Texas Regional, 3900 North Tenth Street, 11th Floor, McAllen, Texas 78501, telephone (956) 631-5400, or our proxy solicitor:

Georgeson Shareholder Services, Inc.
17 State Street, 10th Floor
New York, NY 10004
Toll free: 1-866-821-2619

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the SEC filings that are incorporated by reference into this proxy statement contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor provisions under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “forecasts,” “believes,” “seeks,” “could,” “should,” “will,” “continue,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, Texas Regional’s business, financial condition or results of operations could be materially and adversely affected, and investors in Texas Regional’s securities could lose part or all of their investment. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents incorporated by reference, the date referenced in those documents. We are not obligated to update these statements or publicly release the results of any revision to them to reflect events or circumstances after the date of this proxy statement or, in the case of documents incorporated by reference, the date referenced in those documents, or to reflect the occurrence of unanticipated events.

You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Texas Regional, and could cause those results or other outcomes to differ materially from those expressed in the forward-looking statements:

•       the failure to obtain governmental approvals of the merger or the imposition of adverse regulatory conditions in connection with governmental approvals;

•       the failure to obtain the approval of the merger by the shareholders of Texas Regional;

•       changes in financial market conditions, either nationally or globally, or locally in the market areas where Texas Regional and BBVA operate;

•       effect of past acquisitions by Texas Regional or effect of past or future acquisitions by BBVA on this transaction;

•       increases in levels of loan losses, customer loan defaults and claims;

•       continued regulatory oversight and review including specifically the effect of continued regulatory evaluation of Texas Regional’s Bank Secrecy Act/Anti-Money Laundering compliance program;

•       new litigation or changes in existing litigation;

•       changes in laws or regulations affecting Texas Regional and BBVA, and their continuing ability to comply with existing laws and regulations; and

•       changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board and banking regulatory authorities.

MARKET PRICE AND DIVIDEND DATA

Texas Regional’s common stock is traded on The Nasdaq Stock Market®  under the symbol “TRBS.”

As of the record date for the special meeting of the shareholders, there were                       shares of Texas Regional’s common stock outstanding, and no shares of any other class of stock were outstanding. Texas Regional’s common shares were held by approximately                    shareholders of record as of the record date. Texas Regional does not have information concerning the number of shareholders holding shares in nominee or street name through banks, brokerage firms and other third parties.

The following table sets forth, for the periods indicated, the high and low sales prices of Texas Regional’s common stock as reported on The Nasdaq Stock Market®  and the dividends declared per share of Texas Regional’s common stock:

	Market Price		Dividends Declared
	High	Low	Per Share
2006
Third Quarter (through , 2006)
Second Quarter	$38.26	$27.77	$0.1400
First Quarter	30.52	25.57	0.1400
2005
Fourth Quarter	27.65	23.64	0.1091
Third Quarter	29.48	25.59	0.1091
Second Quarter	29.03	24.47	0.1091
First Quarter	30.15	25.63	0.0909
2004
Fourth Quarter	32.90	27.62	0.0909
Third Quarter	28.59	25.52	0.0909
Second Quarter	28.48	24.62	0.0758
First Quarter	25.94	21.96	0.0758
2003
Fourth Quarter	23.00	20.27	0.0727
Third Quarter	21.79	18.70	0.0727
Second Quarter	22.39	18.03	0.0727
First Quarter	20.99	17.09	0.0727

In each case, the market price and the dividend amounts have been adjusted for stock dividends and stock splits effected during the periods presented.

On June 9, 2006, the trading day prior to the announcement of the execution of the definitive merger agreement, the closing price per share of Texas Regional’s common stock was $34.20, and on                          , 2006, the last trading day before the printing of this proxy statement, the closing price per share of Texas Regional’s common stock was $                 .

THE SPECIAL MEETING OF THE SHAREHOLDERS

This proxy statement is being mailed on or about                               , 2006 to holders of record of Texas Regional’s common stock as of the close of business on                                      , 2006 and constitutes notice of the special meeting of the Texas Regional shareholders in conformity with the requirements of the Texas Business Corporation Act, or TBCA. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by Texas Regional’s Board of Directors for use at the special meeting and at any postponements or adjournments thereof.

Time and Place of the Special Meeting

The special meeting of Texas Regional’s shareholders is scheduled to be held on                  ,                               , 2006 at                    p.m., local time, at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas.

Matters to be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to approve and adopt the plan of merger, and an additional purpose is to postpone or adjourn the special meeting, if necessary, to permit the solicitation of additional proxies. The merger cannot occur unless the holders of not less than two-thirds of the outstanding shares of Texas Regional’s common stock as of the record date vote in favor of the proposal to approve and adopt the plan of merger.

Record Date and Voting Rights

Only holders of record of Texas Regional’s common stock outstanding at the close of business on the record date,                               , 2006, are entitled to notice of and to vote at the special meeting. Each shareholder is entitled to cast one vote for each share held on all matters acted upon at the special meeting. As of the record date, there were                                shares of Texas Regional’s common stock issued and outstanding held by approximately                  holders of record.

Texas Regional has an employee stock ownership plan (with 401(k) provisions) which as of the record date held an aggregate of                               shares of Texas Regional’s common stock for the benefit of approximately                  employees of the company. Pursuant to the terms of the plan, the employees will have the right to direct how shares held for their benefit in the plan will be voted on matters to be acted upon at the special meeting of the shareholders.

Voting Agreements

At the record date, Texas Regional’s executive officers and directors and their affiliates, as a group, beneficially owned approximately          % of the common stock of Texas Regional. These individuals have indicated that they intend to vote their shares in favor of the proposal to approve and adopt the plan of merger. Included in this total are 3,285,655 shares beneficially owned by Glen E. Roney, Chairman of the Board, President and Chief Executive Officer of Texas Regional and Chairman of the Board and Chief Executive Officer of its subsidiary, Texas State Bank. In addition, Mr. Roney holds vested and unvested options to acquire 383,018 shares. Also included in this total are 136,578 shares beneficially owned by Paul S. Moxley, Senior Executive Vice President of Texas Regional and President of Texas State Bank. In addition, Mr. Moxley holds vested and unvested options to acquire 111,577 shares. Also included in this total are 1,408,572 shares beneficially owned by Walter Umphrey, a director of Texas Regional. In addition, Mr. Umphrey holds vested options to acquire 14,000 shares. These individuals, who in the aggregate beneficially own a total of 4,830,805 shares, and who hold vested and unvested options to acquire a total of 508,595 shares, of the common stock of Texas Regional, have entered into voting agreements pursuant to which they have agreed to vote their Texas Regional shares in favor of the merger transaction, have granted a proxy to BBVA to vote their shares in favor of the merger transaction and have otherwise agreed to support the merger transaction.

Quorum and Required Vote

YOUR VOTE IS VERY IMPORTANT.

At the special meeting, a majority of the outstanding shares of common stock represented in person or by proxy will constitute a quorum for the conduct of business. However, because the vote required to approve and adopt the plan of merger requires the affirmative vote of shareholders holding an aggregate of not less than two-thirds of the outstanding shares of the company, the presence in person or by proxy of the holders of not less than two-thirds of the outstanding shares of common stock of the company at the special meeting will be required to approve the merger transaction that is the primary subject of the special meeting.

Approval and adoption of the plan of merger requires the affirmative vote of the holders of at least two-thirds of the shares of Texas Regional’s common stock outstanding as of the record date.

All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by an authorized proxy will be voted “FOR” the approval and adoption of the plan of merger and “FOR” any postponement or adjournment of the special meeting, if necessary, to permit the solicitation of additional proxies. The failure to submit a vote by proxy or in person at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval and adoption of the plan of merger.

Approval of a proposal to postpone or adjourn the meeting, if necessary, to permit the solicitation of additional proxies would require the affirmative vote of the holders of a majority of the shares of Texas Regional’s common stock represented at the special meeting. If your proxy confers authority to do so, it may be voted in favor of the postponement or adjourment for this purpose. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any postponement or adjournment for the purposes of seeking further solicitation of proxies.

Abstentions; Broker Non-Votes

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are executed proxies returned by a broker that indicate that the broker has not received voting instructions from the beneficial owners of the shares and the broker does not have discretionary authority to vote the shares. You may be familiar with circumstances in which brokers may exercise discretion to vote shares as to which instructions are not given; however, brokers may not exercise discretion to vote shares as to which instructions are not given with respect to approval of the merger agreement.

Voting By Proxy

You may vote at the special meeting in person or by proxy. Whether or not you plan to attend the special meeting, we recommend that you vote by proxy. If you wish to do so, you may revoke a proxy previously granted and vote your shares at the special meeting.

You may vote by proxy by completing and mailing the enclosed proxy card or the voting instruction form from your bank, broker or other nominee that you received along with this proxy statement. You may also submit a proxy over the Internet or by telephone in accordance with the instructions provided on the enclosed proxy card.

If you properly submit your proxy in time to vote, one or more of the individuals named as your proxies will vote your shares in accordance with your instructions. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

Please sign, date and return your proxy card or submit your proxy via the telephone or over the Internet as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to vote by telephone or over the Internet, you should have your account number and proxy access number, which are printed on your proxy card, available when you call or access the web page.

•       To vote by telephone, please call toll-free 1-800-652-8683 on a touch-tone telephone and follow the instructions.

•       To vote over the Internet, please access the web page “www.computershare.com/expressvote” and follow the on-screen instructions.

Revocation of Proxies

Any proxy given pursuant to this solicitation can be revoked at any time before it is exercised at the special meeting. A proxy may be revoked by delivery of a written notice of revocation to the Secretary of Texas Regional, and then voting again in writing or via the telephone or over the Internet, or by giving notice of revocation to the Secretary at the special meeting and voting in person at the meeting. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Postponements or Adjournments

If the requisite shareholder vote approving the merger proposal has not been received at the time of the special meeting, holders of the Texas Regional’s common stock may be asked to vote on a proposal to postpone or adjourn the special meeting, if necessary, to permit the solicitation of additional proxies in favor of the merger proposal. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the special meeting is required to approve the postponement or adjournment proposal. The Board of Directors recommends that you vote “FOR” the approval of any such postponement or adjournment of the meeting, if necessary.

Solicitation of Proxies

Texas Regional has engaged Georgeson Shareholder Services, Inc., or Georgeson, to assist in the solicitation of proxies. Texas Regional and Georgeson may solicit proxies in person or by telephone, fax or other means. Texas Regional will pay Georgeson a fee of $15,000, plus reasonable expenses, for its services. Texas Regional will also pay all other expenses for solicitation of proxies. Texas Regional will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding soliciting materials to beneficial owners of stock held of record by such persons.

Shareholders authorizing proxies or directing the voting of shares over the Internet or by telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and those costs must be borne by the shareholder.

Directors, officers and employees of the company may also solicit proxies in person, by mail, telephone, facsimile or other electronic means without additional compensation other than their regular compensation.

You should not send in your share certificates with your proxy card. A letter of transmittal with instructions for the surrender of your Texas Regional share certificates will be mailed to you promptly following completion of the merger.

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Introduction

The purpose of the special meeting is for the shareholders to consider the approval and adoption of the plan of merger. Except for routine matters incident to the meeting, no additional business is expected to come before the shareholders at the special meeting.

If we complete the merger, Texas Regional will become a wholly-owned subsidiary of BBVA, and Texas Regional’s shareholders will have the right to receive $38.90 in cash, without interest, for each share of Texas Regional’s common stock that they hold.

The Companies

Texas Regional Bancshares, Inc.

Texas Regional is a Texas business corporation, registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional wholly owns Texas Regional Delaware, Inc., which in turn wholly owns Texas Regional’s principal operating subsidiary, Texas State Bank.

Texas State Bank is a Texas state-chartered bank that operates a commercial banking business providing a broad range of financial products and services through 73 banking centers, all of which are located in Texas. Texas State Bank has 31 banking centers located in the Rio Grande Valley. Among the communities in the Rio Grande Valley served by Texas State Bank are Brownsville, Harlingen, Mission and the company’s headquarters city, McAllen. Texas State Bank also has a presence in metropolitan Houston with 5 banking centers and operates 4 banking centers in Dallas. Principally through its acquisition of Southeast Texas Bancshares, Inc. and its subsidiary Community Bank & Trust in 2004, Texas State Bank also has 30 banking centers in East Texas, including banking centers in Beaumont and Port Arthur. Banking centers located in other communities include branches in Corpus Christi, Eagle Pass and Tyler. Texas State Bank is a member of the Federal Reserve System and is subject to regulation and periodic examination by both the Federal Reserve and the Texas Department of Banking.

Texas Regional Delaware also wholly owns two title insurance agencies and a general lines insurance agency, all of which are licensed by the Texas Department of Insurance. Texas State Bank also owns a mortgage banking subsidiary, Valley Mortgage Company, Inc., which provides residential mortgage services in the areas served by the Bank, and TSB Securities, Inc., which provides securities brokerage services.

Texas Regional’s only outstanding shares are shares of its common stock. Texas Regional’s common stock is traded on The Nasdaq Stock Market® under the symbol “TRBS”. Texas Regional files quarterly and annual financial information, and periodic and other reports, with the SEC. As of the record date, a total of                                       shares of Texas Regional’s common stock were issued and outstanding, and unexercised stock options had been granted to employees, directors and others pursuant to which, as of that date, they have a right to acquire a total of                                       shares of Texas Regional’s common stock. Texas Regional has no class or series of preferred shares outstanding, and has no stock grants, stock appreciation rights, warrants or other rights outstanding to acquire shares of the company.

As of June 30, 2006, Texas Regional had total assets of $6.85 billion, total deposits of $5.48 billion and total shareholders’ equity of $656.16 million. Texas Regional’s principal executive offices are located at 3900 North Tenth Street, 11th Floor, McAllen, Texas.

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Bilbao Vizcaya Argentaria, S.A., or BBVA, is a multinational financial services group organized under the laws of the Kingdom of Spain that operates in 32 countries. BBVA’s principal executive office is located at Paseo de la Castellana, 81, Madrid, Spain, and its telephone number in the United States is (832) 813-7700. Its stock trades on the Madrid stock exchange under the symbol “BBVA” and its American depositary receipts trade on the New York Stock Exchange under the symbol “BBV.” As of March 31, 2006, BBVA had 7,456 branches, 94,951 employees, and total assets of 393 billion euros (approximately $497 billion). BBVA provides its 35 million customers around the world with a full range of financial services, including commercial and wholesale banking, retail banking services, consumer loans, mortgages, credit cards, securities brokerage, wealth management, pension plan management and insurance.

Newco Stargate, Inc.

Newco Stargate is a newly incorporated Texas corporation and wholly-owned subsidiary of BBVA formed solely to merge with and into Texas Regional in order to effect the merger. Newco Stargate has no operating history and will cease to exist as a separate company after the effective time of the merger. Newco Stargate’s principal executive office is located at Waterway Plaza II, 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, and its telephone number is (832) 813-7700.

Background of the Merger

From May 2003 through October 2005, BBVA initiated a total of four meetings in McAllen with Glen E. Roney, Chief Executive Officer of Texas Regional, and other officers of Texas Regional to discuss BBVA’s plans for its United States expansion. No specific discussions were held in those meetings concerning the possible acquisition of Texas Regional by BBVA.

At the end of February 2006, representatives of BBVA met in McAllen with Mr. Roney and John A. Martin, Chief Financial Officer of Texas Regional. BBVA’s purpose in meeting with Mr. Roney and Mr. Martin, in addition to further familiarizing themselves with Texas Regional and its management, was to communicate that if at any time Texas Regional would consider an offer to sell, BBVA would have an interest in acquiring the company. Mr. Roney indicated that Texas Regional did not consider itself to be for sale, but that if the price were attractive enough for the shareholders, Texas Regional would consider a transaction. Mr. Roney also indicated to representatives of BBVA that in the unlikely event that Texas Regional did consider a potential sale, it would not rule out BBVA as a potential acquiror.

On March 2nd, Mr. Roney met with Craig McMahen of Keefe, Bruyette & Woods, Inc., or KBW, to discuss options available to Texas Regional, including discussion of possible acquirors. During the following week, Mr. Roney continued to analyze various alternatives for Texas Regional, should the company decide that this represents an opportune time to consider the sale of the company, including discussions with representatives of both Bear, Stearns & Co., Inc. and Morgan Stanley.

On April 19th, representatives of BBVA, in a meeting in McAllen with Mr. Roney, reiterated BBVA’s interest in the company and at that time indicated that BBVA would like to discuss possible price ranges. Mr. Roney again confirmed that Texas Regional did not consider itself to be for sale, but indicated that he was engaged in discussions with investment professionals concerning the future course of the company. On April 24th, Mr. Roney met again with Mr. McMahen to discuss options available, including the possibility of a transaction for the sale of the company.

On April 25th, the Texas Regional Board of Directors met in executive session following its regular Board meeting to discuss options for the future of the company. All of the directors were present at the meeting. Also present at the meeting was the company’s corporate general counsel, William A. Rogers, Jr. The Board concluded that pursuing discussions with KBW concerning possible strategic alternatives, including a possible sale, would be appropriate and authorized the retention of KBW as the company’s financial advisor to evaluate and make recommendations concerning strategic alternatives for the company. The Board also indicated that a follow up Board meeting on that specific subject should be scheduled as soon as practical.

On May 2nd, Mr. Roney informed a representative of BBVA that the Texas Regional Board would meet on May 8th to further discuss possible strategic alternatives. Also on May 2nd, the company retained KBW as its financial advisor and executed engagement and confidentiality agreements with KBW. Texas Regional, through Mr. Roney, authorized KBW to contact potential acquirors, on a strictly confidential basis, to determine possible interest in the company.

On May 4th, BBVA representatives contacted Mr. McMahen of KBW to discuss the interest of BBVA in pursuing a transaction with Texas Regional. At that time, they indicated that BBVA would be ready to make a very attractive offer for Texas Regional, with a possible upward adjustment if Texas Regional would consider negotiating exclusively with BBVA. BBVA representatives indicated that they had initiated discussions with Morgan Stanley who would serve as BBVA’s financial advisor for a possible transaction with Texas Regional.

On May 8th, the entire Texas Regional Board of Directors met at a hotel in Houston with Mr. Rogers and representatives of KBW. Mr. Rogers discussed with the directors in detail their fiduciary responsibilities to the Texas Regional shareholders in the context of pursuing alternatives such as a sale of the company, as well as their legal duties concerning confidentiality of a possible transaction and limitations on their activities relative to trading in Texas Regional shares. The Board reviewed strategic prospects for growth of the company and discussed the changing banking regulatory and business environment and its possible impact on banking organizations of the size of the company. The Board also noted pricing and terms of recent transactions involving the sale of other financial institutions, including both the impact of those transactions on the company’s ability to compete for future acquisitions and the effect on the possible price for which the company could be sold.

During the meeting, KBW presented various strategic alternatives, with specific emphasis on pricing and terms available from a range of possible national and international acquirors. The conclusion of the Board was that the pursuit of a negotiated transaction was likely to produce a higher value for the shareholders than an auction or modified auction structure. While the Board reached a consensus that this may be an appropriate time to consider an offer for the company, until pricing discussions were actually conducted there could be no certainty that an appropriate value for Texas Regional’s shareholders could be achieved. While options other than a cash transaction were possible, the Board indicated that a cash transaction would limit exposure for the shareholders in the current bank operating environment so that, if a transaction were to be considered, an all-cash transaction would be the most desirable. The Board also indicated that it would be in the best interests of Texas Regional to move expeditiously in concluding an agreement and that a negotiated transaction would facilitate an expeditious transaction.

At the meeting, after considering an extensive list of possible acquirors, a number of whom had been contacted by KBW, the Board reached general agreement that, for a variety of reasons, BBVA appeared to be the most suitable acquiror. Among the factors considered were BBVA’s long-term interest in Texas Regional, BBVA’s ability to finance and close the potential acquisition given its size and successful history of concluding prior transactions, and BBVA’s strategic interest in the markets, particularly the border markets, in which Texas Regional operates.

During the week of May 8th, a number of discussions occurred between Mr. McMahen of KBW and representatives of BBVA. At that time, Mr. McMahen indicated to BBVA that Texas Regional was considering strategic alternatives and that the sale of the company for cash was one possibility being considered. Mr. McMahen further informed BBVA that Texas Regional would consider negotiating exclusively with BBVA if the price could be adjusted to account for the exclusivity. Representatives of BBVA indicated that BBVA would welcome the discussions and extended an invitation to meet in Madrid to further discuss details of a possible transaction. Representatives of BBVA further indicated that BBVA would be willing to move expeditiously to negotiate, conduct due diligence and reach an agreement.

On May 12th, a confidentiality agreement was executed by BBVA for the benefit of Texas Regional.

On May 22nd and 23rd, Mr. Roney, Mr. Rogers and Hill A. Feinberg, a director of Texas Regional whose principal business activity is serving as the Chief Executive Officer of First Southwest Company, an investment banking firm located in Dallas, traveled to Madrid and met with a large number of BBVA officers and employees. Among the BBVA representatives in attendance at various meetings were Francisco González, Chairman and Chief Executive Officer of BBVA, José Ignacio Goirigolzarri, President and Chief Operating Officer of BBVA, and a number of other members of BBVA’s senior management committee. BBVA’s investment banking firm, Morgan Stanley, also participated in the meetings, as did Texas Regional’s investment banker, KBW. The primary purposes of the meetings were for representatives of each company to share information concerning their company, its business and its strategic plans, and to discuss the terms of a possible transaction. The parties also discussed the desirability and importance of employment agreements for senior executive officers and discussed the possible terms of an employment agreement, including particularly a covenant not to compete, with Mr. Roney.

On May 23rd, BBVA extended a verbal offer of $38.00 per share, plus an adjustment of $1.00 per share in consideration of the exclusivity of negotiations, for a total of $39.00 per share in cash for each outstanding share of Texas Regional, subject to various conditions, including satisfactory completion of due diligence. Option holders would be entitled to receive the same amount, less the exercise price of their options. During the course of the discussions, Mr. Roney and Mr. Feinberg spoke by telephone with C. Kenneth Landrum and Walter Umphrey, each of whom is a director of Texas Regional. During these meetings and after considerable discussions, Mr. Roney indicated that he would present the offer to the Texas Regional Board for its consideration.

The next day, a representative of KBW met with Paul S. Moxley, Senior Executive Vice President of Texas Regional and President of Texas State Bank, and Mr. Martin to discuss preparation for due diligence and the BBVA due diligence information request. On May 27th through May 29th, Texas Regional staff accumulated information responsive to the request and loaded it into a virtual data room accessible by special password. Data continued to be accumulated and loaded into the data room during the succeeding days. On May 30th, the virtual data room was initiated and BBVA representatives began to access the data for due diligence evaluation purposes. Also on May 30th, executives of Texas State Bank met with Manuel Sanchez, Chief Executive Officer of BBVA’s subsidiary, The Laredo National Bank, in an executive luncheon.

On May 31st, Mr. Roney, Mr. Moxley and Mr. Martin met in Dallas with representatives of the Federal Reserve Bank of Dallas and Randall James, the Banking Commissioner of Texas, to introduce the proposed transaction and to discuss regulatory matters related to the application for the acquisition and other issues. Representatives of BBVA and BBVA’s outside counsel, Sullivan & Cromwell LLP, also participated in the meeting.

During the week following May 30th, representatives of BBVA, including lawyers from BBVA’s outside counsel, Sullivan & Cromwell LLP, and due diligence experts from PricewaterhouseCoopers LLP, began accessing data in the data room. On site due diligence was conducted principally at Texas Regional’s executive offices in McAllen from June 3rd through June 9th.

On June 6th, BBVA delivered the initial draft of the Agreement and Plan of Merger to Texas Regional and Mr. Rogers. During the next days, extensive negotiations were held and a large number of drafts of the Agreement and ancillary agreements including the Voting and Support Agreements and an employment agreement for Mr. Roney were circulated among the parties. In the course of the discussions, BBVA representatives indicated that certain loan relationships were of particular concern. After considerable discussion, Mr. Roney, on behalf of Texas Regional, and representatives of BBVA, agreed to reduce the price to $38.90 per share, but with the possibility of a special dividend distribution to the shareholders of up to $0.10 per share depending upon the outcome of a particular large nonperforming credit relationship of Texas State Bank. If the credit is resolved by payment or sale of the loans involved in the credit prior to closing of the merger transaction, Texas Regional could distribute a special dividend to its shareholders of one-half of the after-tax proceeds received, provided no dividend would be paid unless the share of after-tax proceeds would yield a dividend of at least $0.03 per share and further provided that the maximum dividend would be $0.10 per share.

Substantial discussions were held regarding the amount and terms under which Texas Regional would pay BBVA a termination fee in the event that the transaction was not completed and Texas Regional engaged in another transaction. Generally, the fee will be payable if Texas Regional terminates (or causes the termination of) the transaction with BBVA and authorizes, recommends or engages in a transaction with another acquiror within 18 months.

On Sunday, June 11th, the Texas Regional Board of Directors met in a special meeting to discuss the outcome of the due diligence discussions, the terms of the definitive agreement and other matters related to the transaction. At the meeting, a substantially complete draft of the definitive agreement was circulated and KBW provided the Board with its analysis of the transaction, with particular emphasis on multiples in this transaction as compared to multiples achieved by acquired companies in other recent financial institution acquisition transactions. KBW also orally delivered its opinion that the transaction was fair, from a financial point of view, to Texas Regional’s shareholders. The directors actively discussed the terms of the transaction and asked questions of KBW, Mr. Roney, other members of the company’s management team and Mr. Rogers concerning the structure, terms and effects of the transaction. The decision was made to adjourn the meeting to give each director a chance to fully review the definitive agreement and then meet again the next morning with any questions or concerns about the transaction. At that time, the only remaining issue in the definitive agreement was the amount of the termination fee.

On June 12th, the Texas Regional Board met again and Mr. Roney and Mr. Rogers informed the Board that the final issue, the amount of the termination fee, had been agreed to and that the negotiated amount was $85 million, payable only under prescribed circumstances as described in the merger agreement. The directors asked a number of additional questions concerning the transaction. Then, on motion duly made, seconded and unanimously approved, the Board approved the resolutions approving the merger agreement, recommending the merger to the shareholders and authorizing execution of the merger agreement by Mr. Roney.

Later that morning, Texas Regional issued a press release announcing the transaction and meetings with Texas State Bank employees were held throughout the company to inform the employees of the completion of the definitive agreement. A Current Report on Form 8-K was filed by Texas Regional with the SEC which included a copy of the definitive agreement as an exhibit.

Purpose and Effect of the Merger

The principal purpose of the merger is to enable BBVA to acquire all of the outstanding common stock of Texas Regional and to provide the shareholders of Texas Regional an opportunity to receive $38.90 for each share of Texas Regional’s common stock held.

The acquisition will be accomplished by a merger of Newco Stargate with and into Texas Regional, with Texas Regional surviving the merger as a wholly-owned subsidiary of BBVA. In the merger, each share of Texas Regional’s common stock (other than shares held by shareholders who dissent from the merger and properly exercise their dissenters’ rights of appraisal) will be converted into the right to receive $38.90 per share in cash, without interest. You will receive the merger consideration after you send in your Texas Regional share certificate and transmittal letter in accordance with instructions that you will receive promptly after completion of the merger.

In exchange for the cancellation of their options, all holders of Texas Regional stock options, whether their options are vested or unvested, will receive an amount equal to the excess of $38.90 over the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, less applicable withholding taxes and without interest. All option vesting periods will be accelerated.

Shares held in the Texas Regional Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) provisions) will be exchanged for cash as will other shares held, but will continue to be held in the Plan pending resolution of the plan. It is currently anticipated that the plan will be terminated and employees will be given an opportunity to transfer the proceeds from the disposition of shares held in the plan, and other investments held in the plan, to another qualified plan or to the employee’s personal individual retirement account.

Recommendation of the Board of Directors; Reasons for the Merger

Recommendation of the Texas Regional Board

After careful consideration, Texas Regional’s Board, at a meeting held on June 12, 2006, determined that the plan of merger as described in the merger agreement is in the best interests of Texas Regional and its shareholders and that the consideration to be received in the merger is fair to the Texas Regional shareholders. Accordingly, Texas Regional’s Board, by unanimous vote of all of the directors, adopted the merger agreement and the plan of merger as described in the merger agreement, and unanimously recommends that the Texas Regional shareholders vote “FOR” approval and adoption of the plan of merger as described in the merger agreement.

Reasons for the Merger

In reaching its decision to approve the merger agreement and to recommend that you vote to approve the merger agreement, the Texas Regional Board of Directors considered a number of factors, including the following:

•       the challenges facing Texas Regional in remaining independent in the current operating environment of the financial services industry, including the continued consolidation in the financial services industry, and increasing size and financial strength of competitors both nationwide and globally;

•       the limited opportunities to grow through acquisitions given that the acquisition market in Texas is intensely competitive;

•       the current environment in the financial services industry, including national and statewide economic conditions, evolving trends in technology and the expansion of financial services available to Texas Regional’s customers from others, and the likely effect of these factors on Texas Regional’s potential growth, development, productivity, profitability and strategic options;

•       the complementary aspects of the Texas Regional and BBVA businesses, including geographic coverage and business orientation and compatibility of the companies;

•       the presentations by KBW and KBW’s opinion to the effect that, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, the cash payment of $38.90 per share to be received by the holders of Texas Regional’s common stock pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of Texas Regional;

•       the fact that BBVA’s offer represents an attractive multiple for the Texas Regional shareholders as compared with other recent Texas bank acquisition transactions;

•       the current and historical market prices of Texas Regional’s common stock, including Texas Regional’s market price relative to those of other industry participants and general market indices and the fact that the cash merger price of $38.90 per share represents both a premium over the historical average closing price of Texas Regional’s common stock in the recent past, and a premium over the then-current price of Texas Regional’s common stock;

•       the fact that the merger consideration is all cash, not subject to any financing condition, and provides certainty of value to the Texas Regional shareholders as compared to a transaction that would involve stock as part or all of the consideration;

•       the interest in Texas Regional shown by BBVA, and the fact that Texas Regional’s market position is uniquely suited to BBVA’s needs and expansion plans in the United States;

•       the potential shareholder value from other alternatives available to Texas Regional, including the alternative of acquisition by other possible acquirors, as well as the risks and uncertainties associated with those alternatives;

•       the terms of the merger agreement, as reviewed by the Texas Regional Board with Texas Regional’s legal advisor, including the limited conditions to BBVA’s obligation to complete the merger (including the absence of a financing condition) and provisions related to employee benefits; and

•       the likelihood of the merger being approved by appropriate regulatory authorities.

After considering these factors, the Texas Regional Board concluded that the $38.90 per share cash merger price was a very attractive price for Texas Regional’s shareholders in comparison to the values that Texas Regional might reasonably achieve in the foreseeable future either from other potential purchasers or as a stand-alone, independent company. The Texas Regional Board believed that this was particularly true in light of the risks and uncertainties involved in connection with the results that the company could expect to achieve on its own.

The Board also considered potential risks relating to the merger, including the following:

•       the fact that Texas Regional did not negotiate with other parties, or actively seek offers from any other party;

•       the fact that the all-cash price will not allow the shareholders of Texas Regional to participate in the benefits of any synergies created by the merger or in any future growth and development of the combined entities;

•       the fact that the all-cash price will be taxable to Texas Regional’s shareholders;

•       the possibility that the Federal Reserve or other regulatory authorities might seek to impose conditions on or delay or withhold approval of the merger;

•       the risks and costs to Texas Regional if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•       the fact that Texas Regional’s officers and directors have certain interests in the merger that are in addition to their interests as Texas Regional shareholders, which has the potential to influence their views and actions in connection with the merger proposal;

•  restrictions on the conduct of Texas Regional’s business prior to consummation of the merger which may delay or prevent Texas Regional from undertaking business opportunities that may arise pending completion of the merger;

•       the fact that, under the merger agreement, Texas Regional cannot solicit other proposals and must pay BBVA a termination fee of $85 million if the merger is terminated and certain defined events occur; and

•       the possibility that the $85 million termination fee payable to BBVA under specified circumstances may discourage a competing acquisition proposal.

The Board concluded, however, that the potential risks did not outweigh the benefits of the merger to the Texas Regional shareholders. In particular, the Board relied upon an extensive analysis and evaluation by KBW of the termination fee relative to other transactions and their conclusion that the termination fee was reasonable in light of comparable transactions involving other financial institutions.

The foregoing discussion of the information and factors that the Board of Directors reviewed in consideration of the merger is not intended to be exhaustive, but is instead intended simply to include material factors that the Board considered. In view of the variety of factors and the amount of information considered, the Board did not make specific assessments of, quantify or otherwise assign relative weights to specific factors considered in reaching its determination. Individual members of the Board may have assigned different weights to different factors. However, the Board made its determination after considering all of these factors as whole and, overall, considered them to be favorable and to support its determination that the BBVA offer was in the best interest of the Texas Regional shareholders.

Opinion of Texas Regional’s Financial Advisor

Pursuant to the terms of an engagement letter dated May 2, 2006, Texas Regional engaged Keefe, Bruyette & Woods, Inc., or KBW, on an exclusive basis to render financial advisory and investment banking services to the company. In particular, the company requested KBW to assist it in exploring strategic alternatives available to the company, one of those alternatives being the possible sale of the company or an interest in the company to another corporation or other business entity. KBW agreed, as part of its engagement, to advise and assist Texas Regional in considering the desirability of various alternatives and in analyzing and making recommendations concerning the financial terms of any proposed transaction. Texas Regional selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Texas Regional and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

On June 11, 2006, KBW delivered its oral opinion to the Texas Regional Board of Directors that, subject to and based on the factors considered in its opinion, the merger consideration of $38.90 for each share of Texas Regional’s common stock pursuant to the merger agreement was fair, from a financial point of view, to the Texas Regional shareholders. Subsequently, KBW delivered its written opinion, dated June 12, 2006, to the same effect.

The full text of KBW’s written opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in rendering its opinion. The opinion is attached as Appendix B to this proxy statement. Holders of Texas Regional’s common stock are urged to read this opinion carefully and in its entirety. The summary contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Texas Regional Board and addresses only the fairness, from a financial point of view, of the consideration offered to the Texas Regional shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Texas Regional shareholder as to how the shareholder should vote at the Texas Regional special meeting on the merger or any related matter.

In the course of KBW’s engagement as financial advisor, KBW, among other things:

•       reviewed the merger agreement;

•       reviewed certain historical financial and other information concerning BBVA, including annual and interim reports to shareholders;

•       reviewed certain historical financial and other information concerning Texas Regional, including annual reports to shareholders, annual reports on Form 10-K and interim reports on Form 10-Q;

•       held discussions with senior management of Texas Regional and BBVA with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•       reviewed consensus earnings per share estimates for Texas Regional for the years ending December 31, 2006 and 2007 published by Thomson First Call®, or First Call®, and discussed these estimates with management of Texas Regional;

•       reviewed and studied the historical stock prices and trading volumes of the common stock of Texas Regional;

•       analyzed certain publicly available information of other financial institutions that KBW deemed comparable or otherwise relevant to the inquiry, and compared Texas Regional from a financial point of view with certain of those institutions;

•       reviewed the financial terms of certain recent business combinations in the banking industry that KBW deemed comparable or otherwise relevant to the inquiry; and

•       conducted such other financial studies, analyses and investigations and reviewed such other information as KBW deemed appropriate to enable the firm to render its opinion.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with or reviewed by KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Texas Regional as to the reasonableness and achievability of the company’s financial and operating forecasts and projections (and assumptions and bases therefor). KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Texas Regional is adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of BBVA or Texas Regional, nor did the firm examine or review any individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•       the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•       the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•       each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•       all conditions to the completion of the merger will be satisfied without any waivers; and

•       in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Texas Regional and BBVA. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Texas Regional Board in making its determination to approve the merger agreement and the merger.

The following is a summary of the material analyses presented by KBW to the Texas Regional Board on June 11, 2006 in connection with its fairness opinion. The summary is not intended to represent a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Texas Regional Board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal.   Pursuant to the terms of the merger agreement, Texas Regional shareholders will receive $38.90 in cash for each share of Texas Regional’s common stock held.

Selected Peer Group Analysis.   KBW compared the financial performance and market performance of Texas Regional to those of a group of comparable bank holding companies in Texas with assets between $1 billion and $12 billion.

Companies included in the peer group were:

Cullen/Frost Bankers, Inc.
International Bancshares Corporation
Sterling Bancshares, Inc.
Prosperity Bancshares, Inc.
Texas Capital Bancshares, Inc.
First Financial Bankshares, Inc.
Southside Bancshares, Inc.
State National Bancshares, Inc.
Texas United Bancshares, Inc.
MetroCorp Bancshares, Inc.
Summit Bancshares, Inc.

To perform this analysis, KBW used the financial information as of and for the quarter ended March 31, 2006, and market price information used was as of June 9, 2006. Earnings estimates for 2006 and 2007 were obtained from First Call®, a nationally recognized earnings estimate consolidator for comparable companies.

KBW’s analysis showed the following concerning Texas Regional’s financial performance:

	Texas Regional	Peer Group Average	Peer Group Median
Core Return on Average Assets(1)	1.39%	1.16%	1.11%
Core Return on Average Equity(1)	14.65	12.93	11.80
Net Interest Margin	4.26	4.28	4.62
Fee Income / Revenue(1)	24.1	23.8	20.8
Efficiency Ratio(1)	48.4	61.0	63.3

             (1) Excludes extraordinary items, non-recurring items and gains and losses on sales of securities

KBW’s analysis showed the following concerning Texas Regional’s financial condition:

	Texas Regional	Peer Group Average	Peer Group Median
Equity / Assets	9.90%	9.01%	8.73%
Tangible Equity / Tangible Assets	6.85	6.17	6.41
Loans / Deposits	73.2	75.4	78.7
Securities / Assets	28.5	28.5	22.1
Loan Loss Reserve / Loans	1.23	1.23	1.19
Nonperforming Assets / Loans plus OREO(1)	1.54	0.68	0.53
Net Charge-Offs / Average Loans (annualized)	0.38	0.10	0.06

             (1) Other Real Estate Owned.

KBW’s analysis showed the following concerning Texas Regional’s market performance:

	Texas Regional		Texas Regional at May 12, 2006(1)		Peer Group Average		Peer Group Median
One Year Price Change	32.6%		—		21.4%		17.5%
Stock Price / Book Value per Share	2.85	x	2.34	x	2.39	x	2.37	x
Stock Price / Tangible Book Value per Share	4.26		3.49		3.49		3.49
Stock Price / 2006 Estimated GAAP EPS	19.8		16.2		17.6		17.5
Stock Price / 2007 Estimated GAAP EPS	18.0		14.7		15.5		15.4
Dividend Yield	1.5%		1.8%		1.6%		1.5%
2006 Dividend Payout Ratio	29.4		—		27.0		26.1

             (1) Texas Regional’s stock price had increased dramatically since this date due to market speculation.

Comparable Transaction Analysis.   KBW reviewed certain financial data related to selected comparably sized acquisitions of banks and bank holding companies nationwide announced after January 1, 2003, and with aggregate transaction values between $500 million and $5.5 billion. The transactions included were:

Acquiror	Target
BB&T Corporation	Main Street Banks, Inc.
Marshall & Ilsley Corporation	Gold Banc Corporation, Inc.
TD Banknorth Inc.	Hudson United Bancorp
Zions Bancorporation	Amegy Bancorporation, Inc.
Capital One Financial Corporation	Hibernia Corporation
Banco Bilbao Vizcaya Argentaria, S.A.	Laredo National Bancshares, Inc.
TD Bank Financial Group	51% of Banknorth Group, Inc.
Fifth Third Bancorp	First National Bankshares of Florida, Inc.
BNP Paribas Group	Community First Bankshares, Inc.
National City Corporation	Provident Financial Group, Inc.
Huntington Bancshares Incorporated	Unizan Financial Corporation
North Fork Bancorporation, Inc.	The Trust Company of New Jersey
PNC Financial Services Group, Inc.	United National Bancorp
Wells Fargo & Company	Pacific Northwest Bancorp
BB&T Corporation	First Virginia Banks, Inc.

Transaction multiples for the merger were derived from the $38.90 per share price for Texas Regional. KBW compared these results with the announced multiples of the comparable transactions. The results of the analysis are set forth in the following table.

	BBVA/ Texas Regional Transaction		Comparable Nationwide Transaction Average		Comparable Nationwide Transaction Median
Deal Price / Trailing 12 Months Earnings per Share	24.3	x	21.1	x	20.0	x
Deal Price / Current Year Est. Earnings per Share	22.5		19.3		18.3
Deal Price / Next Year Est. Earnings per Share	20.5		17.1		16.3
Deal Price / Book Value per Share	3.24		2.58		2.56
Deal Price / Tangible Book Value per Share	4.85		3.66		3.24
Core Deposit Premium	41.5%		27.0%		26.2%
One Day Market Premium	13.7		15.7		14.5
One Month Market Premium	35.2		23.8		23.7

No company or transaction used as a comparison in the above analysis is identical to Texas Regional, BBVA or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis.   KBW performed a discounted cash flow analysis to determine a range of the present values of after-tax cash flows that Texas Regional could reasonably provide to equity holders through 2010 on a stand-alone basis, excluding the effects related to the merger. In performing this analysis, KBW used First Call® estimates of per share net income of $1.73 for 2006 and $1.90 for 2007, and the First Call® long-term growth rate of 12.0% thereafter. The range of values was determined by adding (1) the present value of Texas Regional’s earnings potentially distributable as dividends, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for Texas Regional of 6.75% from January 1, 2006 through December 31, 2010, and (2) the present value of the “terminal value”

of Texas Regional’s common stock. In calculating the terminal value of Texas Regional’s common stock, KBW applied multiples ranging from 14.0x to 18.0x 2011 forecasted earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 11.0% to 15.0%, which range KBW viewed as appropriate for a company with Texas Regional’s risk characteristics.

This analysis resulted in the following reference ranges of indicated per share values for Texas Regional’s common stock:

	Terminal Value Earnings Per Share Multiples
	14.0x	15.0x	16.0x	17.0x	18.0x
Discount Rates
11.0%	$28.89	$30.66	$32.43	$34.20	$35.96
12.0%	$27.76	$29.45	$31.15	$32.84	$34.53
13.0%	$26.68	$28.30	$29.93	$31.55	$33.17
14.0%	$25.65	$27.21	$28.77	$30.32	$31.88
15.0%	$24.68	$26.17	$27.66	$29.16	$30.65

KBW has acknowledged that although the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Texas Regional.

Other Analyses.   KBW reviewed the relative financial and market performance of Texas Regional to a variety of relevant industry peer groups and indices. KBW also reviewed balance sheet composition and other financial data for BBVA.

The Texas Regional Board retained KBW as an independent contractor to act as financial adviser to Texas Regional regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Texas Regional and BBVA. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Texas Regional and BBVA for KBW’s own account and for the accounts of its customers.

Texas Regional and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. Texas Regional has agreed to pay KBW a cash fee equal to 0.40% of the market value of the aggregate consideration received by Texas Regional in the transaction at the time of consummation of the merger. Pursuant to the KBW engagement agreement, Texas Regional also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Certain Material Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax consequences of the merger to a U.S. holder (as defined below) of Texas Regional’s common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (which is referred to in this discussion as the Code), applicable current and proposed United States Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

For purposes of this discussion, the term “U.S. holder” means:

•       a citizen or resident of the United States;

•       a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996, and has a valid election in effect under applicable United States Treasury regulations to continue to be treated as a United States person; or

•       an estate, the income of which is subject to United States federal income tax, regardless of its source.

This discussion assumes that you hold the shares of Texas Regional’s common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the United States federal income tax laws (for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, shareholders who acquired their shares of Texas Regional’s common stock through the exercise of employee stock options or other compensation programs, persons having a functional currency other than the U.S. dollar, and persons who are non-U.S. persons for U.S. federal income tax purposes).

The merger will be treated for United States federal income tax purposes as a taxable sale or exchange of Texas Regional’s common stock for cash and may also be treated as a taxable sale or exchange under applicable state, local and foreign tax laws. In general, for United States federal income tax purposes, a U.S. holder who exchanges shares of Texas Regional’s common stock, either pursuant to the merger or upon the exercise of dissenters’ rights, will recognize gain or loss equal to the difference between (1) the amount of cash received in the exchange for such shares, and (2) the shareholder’s adjusted tax basis in such shares. If the holding period in Texas Regional shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be a long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations. If you acquired different blocks of Texas Regional’s common stock at different times or at different prices, you must determine your tax basis and holding period separately with respect to each block of Texas Regional’s common stock. Capital gains recognized by a non-corporate U.S. holder upon disposition of a share of Texas Regional’s common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15%.

Under the Code, a holder of Texas Regional’s common stock may be subject, under certain circumstances, to backup withholding at a rate of 28% with respect to the amount of cash received in the merger unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Texas Regional’s shareholders should consult with their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption. Generally, the confirmation that a taxpayer is not subject to backup withholding is provided on a substitute IRS Form W-9, which will be provided to you with the transmittal materials for your shares.

Under the merger agreement, Texas Regional is permitted to make a special one-time dividend payment in an amount of up to $0.10 per share in the event that the largest nonperforming loan relationship of Texas State Bank outstanding on the date of the merger agreement is repaid or sold. Because this special dividend will be payable out of Texas Regional’s own funds prior to the merger, Texas Regional intends to take the position that payments made will constitute dividends for U.S. federal income tax purposes. Generally, Texas Regional’s shareholders that are not corporations and that meet applicable holding period requirements under the Code for “qualified dividends” will be taxed on these distributions at a maximum federal income tax rate of 15%. Texas Regional’s shareholders should consult with their own tax advisors regarding any alternative characterization of the special dividend, including whether the dividend should be treated as additional cash consideration received in the merger. In addition, Texas Regional’s shareholders that are corporations should consult with their own tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The income recognized by option holders for the cash received in exchange for the cancellation of their stock options will be subject to U.S. federal income tax at ordinary income tax rates.

TEXAS REGIONAL’S SHAREHOLDERS AND OPTION HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Governmental and Regulatory Approvals

Consummation of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. These include approval of the Federal Reserve and the Bank of Spain. Texas Regional and BBVA have agreed to cooperate and use all reasonable best efforts to obtain all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the transactions contemplated by the merger agreement as promptly as practicable.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Texas Regional or BBVA following consummation of the merger. If any such condition or requirement is imposed, BBVA may elect not to consummate the merger. Similarly, there can be no assurance that the United States Department of Justice will not attempt to challenge the merger on antitrust grounds or, if such a challenge is made, as to the results of that challenge. If approval is denied, either BBVA or Texas Regional may elect not to consummate the merger. In the event that the merger agreement is terminated as a result of the failure to obtain required regulatory approvals, and Texas Regional’s failure to comply with any provision of the merger agreement has been the primary cause of the denial of approval, Texas Regional may be required to pay the $85 million termination fee if it enters into a transaction with another acquiror within 18 months of termination of the merger agreement.

Federal Reserve.   The merger is subject to the approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended. BBVA filed its application for approval of the Federal Reserve on July 21, 2006. The Federal Reserve when considering a transaction such as the one described in the merger agreement, is required to take into consideration the financial and managerial resources of the companies and the banks concerned, including the competence, experience and integrity of its officers, directors and principal shareholders, the future prospects of the companies and banks concerned, their compliance with laws intended to detect and combat money laundering, and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

The Federal Reserve is prohibited from approving a merger if it would result in a monopoly, or if it would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if the transaction’s effect in any section of the country would to be to substantially lessen competition or to tend to create a monopoly, or if the transaction would in any other respect result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve must take into account the record of performance of the U.S. depository institution subsidiaries of both Texas Regional and BBVA in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods.

The Bank Holding Company Act and Federal Reserve regulations require published notice of, and the opportunity for public comment on, the application submitted by BBVA to the Federal Reserve for approval of the merger, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve. Under applicable Federal Reserve law and regulations, the merger may not be completed until the 30th day, or with the consent of the Federal Reserve and the United States Department of Justice the 15th day, following the date of the Federal Reserve approval, during which period the Department of Justice may comment adversely on the merger or may challenge the merger on antitrust grounds.

If the Department of Justice commences an antitrust action, that action would stay the effectiveness of the Federal Reserve approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s effects on competition.

Texas Regional expects to be required to divest one Texas State Bank banking center in order to avoid a determination by the Federal Reserve or the Department of Justice that the merger would have a significantly adverse effect on competition in one market served by both Texas State Bank and BBVA’s subsidiary, The Laredo National Bank. It is anticipated that this Texas State Bank banking center, which had deposits of approximately $60 million as of June 30, 2006, along with related loans and other assets, will be sold to a third party in order to comply with the applicable antitrust requirements. Under Federal Reserve policy, the merger described in the merger agreement cannot be completed until there is an executed definitive agreement for the divestiture. BBVA and Texas Regional have taken this divestiture transaction into account in planning for the merger, and are committed to fully cooperating with the regulatory authorities in order to receive clearance for the divestiture as promptly as practicable.

Texas Department of Banking.   The acquisition of Texas State Bank by BBVA is also subject to review by the Texas Department of Banking and a determination by the Texas Department of Banking as to whether the acquisition complies with applicable provisions of Texas law and federal law. BBVA is required to submit a notice to the Texas Department of Banking consisting primarily of a copy of the application filed with the Federal Reserve. The Texas Department of Banking will notify the Federal Reserve of its determination, as well as any other comments it may have with respect to the proposed acquisition. BBVA filed the required notice with the Texas Department of Banking on July 24, 2006.

Bank of Spain.   BBVA’s primary regulatory authority in its home country is the Bank of Spain. Pursuant to applicable Spanish laws, any Spanish bank seeking to acquire control of a financial institution located outside the European Union must submit to the Bank of Spain an application for approval of the acquisition. BBVA applied to the Bank of Spain for approval of BBVA’s acquisition of Texas Regional on July 27, 2006. BBVA’s management is not aware of any circumstance that would prevent the receipt of required Bank of Spain approval of the transaction.

Other Applications and Notices.   Other applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the indirect change in control, as a result of the merger, of certain other subsidiaries directly or indirectly owned by Texas Regional, including the company’s title insurance agencies, its general lines insurance agency and its securities broker-dealer subsidiary.

BBVA is also filing applications and notices with applicable regulatory authorities for approval of its acquisition of State National Bancshares, Inc., a bank holding company with its headquarters in Fort Worth, Texas. BBVA’s completion of that transaction is not conditioned upon the completion of the Texas Regional transaction, and the transaction with Texas Regional is not conditioned upon completion of the State National transaction. However, it is possible that the Federal Reserve and other applicable regulatory authorities, in making determinations regarding the relevant approvals, will review the applications together.

Interests of Certain Persons in the Merger

In considering the recommendation of Texas Regional’s Board of Directors with respect to the merger agreement, you should be aware that the Texas Regional executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of shareholders generally. The Texas Regional Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that the Texas Regional shareholders vote in favor of the merger agreement.

Stock Options

In accordance with stock option plans approved by the shareholders of Texas Regional, directors, employees and two consultants/advisors have been granted options to purchase shares of Texas Regional’s common stock. These options were granted in the normal course of business by the Board’s Stock Option and Compensation Committee. The merger agreement provides that, at the effective time, all outstanding unexercised stock options to purchase shares of Texas Regional’s common stock, whether vested or unvested, will cease to represent an option to purchase Texas Regional’s common stock and will be converted automatically into the right to receive cash as soon as reasonably practicable following the effective time, in an amount equal to the number of shares of common stock subject to the option multiplied by the excess of $38.90 over the option exercise price, less any applicable withholding taxes and without interest.

As of the record date for the special meeting of Texas Regional’s shareholders, directors and named executive officers of Texas Regional hold the following stock options, including vested and unvested options, to purchase the following number of shares:

		Value(1) of		Value(1) of	Weighted	Value(1) of
	Shares	Shares	Shares	Shares	Average	Vested and
	Subject to	Subject to	Subject to	Subject to	Exercise	Unvested
Name	Vested Options	Vested Options	Unvested Options	Unvested Options	Price	Options
Morris Atlas	3,000	$31,230	—	$—	$28.4900	$31,230
Robert F. Boggus	14,000	184,530	—	—	25.7193	184,530
Douglas G. Bready	24,723	426,192	22,593	280,145	23.9719	706,337
Robert R. Farris	14,000	184,530	—	—	25.7193	184,530
Hill A. Feinberg	14,000	184,530	—	—	25.7193	184,530
C. Kenneth Landrum, M. D.	3,000	31,230	—	—	28.4900	31,230
David L. Lane	14,000	184,530	—	—	25.7193	184,530
John A. Martin	3,080	37,624	14,620	160,536	27.7045	198,160
Jack H. Mayfield, Jr.	14,000	184,530	—	—	25.7193	184,530
Paul S. Moxley	68,247	1,418,887	43,330	534,380	21.3940	1,953,267
Robert C. Norman	42,897	898,810	21,219	260,928	20.8119	1,159,738
J. Pat Parsons	11,440	160,248	18,560	230,992	25.8587	391,240
Joe Penland, Sr.	14,000	184,530	—	—	25.7193	184,530
Joseph E. Reid	14,000	184,530	—	—	25.7193	184,530
Glen E. Roney	204,337	3,893,883	178,681	2,344,581	22.6123	6,238,465
Tudor G. Uhlhorn	14,000	184,530	—	—	25.7193	184,530
Walter Umphrey	14,000	184,530	—	—	25.7193	184,530
Mario Max Yzaguirre	14,000	184,530	—	—	25.7193	184,530

             (1) In each case, represents the value based on the number of shares subject to the individual’s option multiplied by the excess of $38.90 over the exercise price per share.

Employment Agreements and Retention Bonuses

Prior to the commencement of negotiations with BBVA concerning the proposed acquisition of the company, at the direction of the Board’s Stock Option and Compensation Committee, Texas Regional had retained an independent firm of compensation and employee benefit consultants to develop new compensation strategies and in connection with the implementation of the new compensation strategies had prepared drafts of employment agreements for a number of senior executive officers. Employment agreement drafts had been circulated for comment by certain of the employees and other discussions had taken place prior to commencement of negotiations with BBVA. In the course of the discussions with BBVA, it was determined that entering into employment agreements with key executive officers, in particular, would constitute a material inducement to BBVA to enter into the transaction.

In addition, BBVA required, as a condition of its willingness to enter into the merger agreement, that Glen E. Roney, Chief Executive Officer of Texas Regional, enter into an employment agreement that included a covenant not to compete. The employment agreement with Mr. Roney becomes effective upon completion of the merger, and the employment agreements with other executive officers are effective as of the date of execution of the employment agreements, generally June 12, 2006.

Texas Regional also has employment agreements with certain other employees entered into with the employees as a part of or as a result of acquisitions made by the company.

Roney Employment Agreement

In connection with the merger agreement, BBVA indicated to Texas Regional that it would be in the best interests of BBVA to assure that the company will have the continued dedication and service of Texas Regional’s Chairman of the Board, Glen E. Roney, following the consummation of the merger. Accordingly, on June 12, 2006, Texas Regional entered into an employment agreement with Mr. Roney which only becomes effective upon the consummation of the merger. The term of the employment agreement is for a period of 60 months, with automatic one-year extensions unless either Mr. Roney or the company provides 6-month notice of non-renewal. At any time after the first 24 months of the employment, Mr. Roney or Texas Regional may choose to discontinue Mr. Roney’s position as full-time Chairman of the Board of Texas Regional and/or Texas State Bank, in which case Mr. Roney will remain as employee of Texas Regional or its affiliates for the remainder of the term of employment, with such duties reasonably acceptable to both parties.

Under the terms of the employment agreement, Mr. Roney’s base salary is to be $1,100,000 per year and, for 2006, he is entitled to an annual bonus of $1,500,000. Starting in 2007 and until the earlier of the end of the term of the employment agreement or the date on which Mr. Roney is removed as full-time Chairman of the Board of Texas Regional or Texas State Bank, Mr. Roney is entitled to an incentive compensation plan award under a formula dependent upon the company achieving a quarterly minimum performance goal of an 8% increase in income before federal income taxes. In any event, Mr. Roney will be entitled to participate in such plan through June 12, 2008 unless (1) he terminates his employment as full-time Chairman of the Board, (2) his employment in such position is terminated for “cause” (as described below) or (3) his employment is terminated because of death or disability. Under the employment agreement, Mr. Roney is also eligible to participate in the executive benefit plans, programs, policies and arrangements generally available to executive officers of the bank and to receive other perquisites provided  to senior executive officers of the bank (including health and life insurance and disability benefits). Mr. Roney is also entitled to use of an automobile. If Mr. Roney is terminated without “cause,” Texas Regional will pay to him in one lump sum an amount in cash equal to the remaining annual base salary to be paid under the employment agreement as though no termination without cause had occurred and he shall be paid or provided with all accrued compensation and other benefits. As a condition to Texas Regional’s obligation to make payments if Mr. Roney is terminated without “cause,” Mr. Roney has agreed to provide Texas Regional with a waiver and release of claims.

“Cause” is defined as (1) Mr. Roney’s willful failure to perform substantially his responsibilities to BBVA or its affiliates, after demand for substantial performance has been given by BBVA that specifically identifies how he has not substantially performed his responsibilities; (2) his engagement in illegal conduct or in gross misconduct, in either case, that in any material respect causes financial or reputational harm to BBVA or its affiliates; (3) his conviction of, or plea of guilty or nolo contendere to, a felony or crime of moral turpitude; or (4) his disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities.

The employment agreement provides that, among other things, for a period beginning on the effective date of the agreement and until the earlier of two years after his employment terminates or 60 months following the effective date of the agreement, Mr. Roney will not own 5% or more of a competitive enterprise and will not directly or indirectly engage in any business that is substantially related to any business activity that Mr. Roney was engaged in during the most recent 12 months of his employment, or that is substantially related to any business activity of which he has had responsibility during the most recent 12 months, or that calls for specialized knowledge or skills he used during the most recent 12 months. A “competitive enterprise” is generally defined to be a commercial bank in the state of Texas. Mr. Roney has also agreed not to solicit any customer or client for a competitive enterprise, or interfere with the employer’s relationship with customers, or solicit any executive of the employer to resign or accept employment from any other business or enterprise.

A full copy of Mr. Roney’s employment agreement, including the incentive compensation arrangement, was filed with the SEC as an exhibit to the Current Report on Form 8-K filed by Texas Regional on June 15, 2006. This summary of the terms of Mr. Roney’s employment agreement is qualified by reference to the full terms of the employment agreement as set forth in the exhibit to the Current Report on Form 8-K.

Other Senior Executive Employment Agreements

Also on June 12, 2006, the company entered into employment agreements with seven individuals who are either executive officers of Texas Regional and/or senior executive officers of Texas State Bank. Among the employees signing these employment agreements were Paul S. Moxley, John A. Martin, Douglas G. Bready and Robert C. Norman. Each of the employment agreements was effective immediately, and the term of each is for a period of 3 years, with automatic one-year extensions unless either the executive or the company provides 60 days prior written notice of non-renewal.

Under the employment agreements entered into effective June 12, 2006, the executives are entitled to an annual base salary, to participate in incentive bonus plans, if any, provided by Texas Regional, to vacation benefits and to other employment benefits to which employees are generally entitled (including health, life and disability insurance). The employment agreements also provides that if his or her employment is terminated without “cause” (as defined in the employment agreement) or the executive terminates his or her employment for “good reason” (as defined in the employment agreement) within six months before or two years after the effective time of the merger or other “change in control” (as defined in the employment agreement), the executive will be entitled to receive three times his or her annual base salary as a severance payment. Also under the employment agreement, if the executive’s employment is terminated without “cause” or the executive terminates his or her employment for “good reason” outside of this window period, the executive will be entitled to receive an amount equal to his or her annual base salary as severance.

As an inducement to the executive to remain in the employ of Texas Regional following a change in control, the employment agreement provides that in the event that the executive remains an employee of the company or any affiliate for a period of at least one year following the change in control, in addition to employee’s regular annual salary, bonus and other compensation, Texas Regional shall also pay the executive officer a one-time bonus equal to the executive officer’s annual base salary as of the date immediately prior to the change in control.

In the event of any Internal Revenue Code section 280G or 4999 excise tax is imposed on benefits to be paid to the executive under his or her employment agreement, Texas Regional shall pay a gross-up payment to the executive to reimburse the executive for the excise tax obligation

As a condition to Texas Regional’s obligation to make any payments following termination of employment, under the employment agreement the executive has agreed not to make any statements which would slander, defame or disparage the company or which would tend to injure the reputation or goodwill of the company. In addition, as a material inducement to the company, the executive has agreed not to compete with the company for a period of one year from the date of termination of employment, within a defined geographic area, in the banking business or any other business providing products and services similar to those provided by the company. During that same period, the executive officer has agreed not to solicit customers to do business with a competitive business, or to recruit or hire employees of the company for any other employer.

A full copy of the executives’ employment agreements that were entered into on June 12, 2006 were filed with the SEC as exhibits to the Current Report on Form 8-K filed by Texas Regional on June 15, 2006. This summary of the terms of the employment agreements is qualified by reference to the full terms of the employment agreements as set forth in the exhibit to the Current Report on Form 8-K.

The following, which is based in part on each executive’s employment agreement, includes the amount of stay-on bonus that the executive will be entitled to receive (which in each case will become payable if he or she remains employed through the expiration of one year following closing of the merger) and the maximum amount of severance payments to which each would be entitled if he or she is terminated without “cause” by Texas Regional, or for “good reason” terminates his or her employment, either outside of or during the “window period,” which, except as otherwise noted, is the period beginning six months before and ending two years following consummation of the merger:

	Cash Bonus	Non-Window
	If Employment	Period	Window Period
	Continues for	Severance	Severance
Name	One Year	Payment	Payment
Douglas G. Bready	$295,000	$295,000	$885,000
John A. Martin	255,000	255,000	765,000
Paul S. Moxley	370,000	370,000	1,110,000
Robert C. Norman	255,000	255,000	765,000
J. Pat Parsons	—	255,000 (1)	382,500 (1)

             (1) J. Pat Parsons, who is included in the foregoing chart by virtue of his position as a senior executive officer of Texas State Bank, entered into an employment agreement effective as of October 13, 2004, following the acquisition of Southeast Texas Bancshares, Inc. Mr. Parsons declined to terminate that contract and replace it with the new form of employment agreement as entered into with other named executive officers. Among other things, Mr. Parsons’ employment agreement does not include the non-competition and non-solicitation provisions contained in the employment agreements of the other named executives. Also, Mr. Parsons’ window period for enhanced severance benefits applies for a 180-day period following a change in control of the company, and the amount he is entitled to receive if he is terminated without “cause” during that window period, or if he leaves for “good reason,” is one and one-half times his annual base salary. Mr. Parsons’ employment agreement does not include a provision comparable to the special bonus provision included in the employment agreements with the other executive officers. In addition, relative to possible application of Internal Revenue Code Section 280G, the amount payable to Mr. Parsons as a result of a change in control is not grossed up but is instead reduced to be $1.00 less than the greatest amount allowed to be paid under Section 280G without constituting an “excess parachute payment.”

Other Employment Agreements

Also on June 12, 2006, the company entered into employment agreements with 32 other officers and employees of subsidiaries of the company, which were similar to those entered into with the non-CEO executive officers on that date, except that they provided that if the employee’s employment is terminated without “cause” (as defined in the employment agreement) or the employee terminates his or her employment for “good reason” (as defined in the employment agreement) within six months before or two years after the effective time of the merger or other “change in control” (as defined in the employment agreement), the employee will be entitled to receive an amount equal to two times the employee’s annual base salary as a severance payment, and if the employee’s employment is terminated without “cause” or the employee terminates his or her employment for “good reason” outside of this window period, the employee will be entitled to receive an amount equal to the employee’s annual base salary as a severance payment. The employment agreements of the other officers and employees also provide for a one-time stay-on bonus of one-half of his or her annual base salary in the event that the person remains an employee of the company or any affiliate for a period of at least one year following a change in control.

A copy of the form of the employment agreement used for other employees was also filed with the SEC as an exhibit to the Current Report on Form 8-K filed by Texas Regional on June 15, 2006. This summary of the terms of the employment agreement is qualified by reference to the full terms of the employment agreement as set forth in the exhibit to the Current Report on Form 8-K.

Director and Officer Indemnification and Insurance

Following the completion of the merger and for a period of six years thereafter, Texas Regional, as the surviving corporation in the merger transaction, will indemnify present and former directors, officers and employees of the company and its subsidiaries against liability for any civil or criminal claim arising out of actions or omissions occurring at or before the effective time of the merger, to the full extent such persons are indemnified by the corporate documents of Texas Regional and its subsidiaries on the date of the merger agreement; and Texas Regional, as the surviving corporation, will use all reasonable best efforts to provide director’s and officer’s liability insurance to reimburse the indemnified parties with respect to claims and expenses arising from facts or events occurring before the merger, with at least the same coverage and amounts, and with terms and conditions no less advantageous to the indemnified party as the coverage currently provided by the company. However, if the cost of such insurance exceeds 200% of the current cost of the insurance, then the coverage may be reduced to such coverage as is available without exceeding that threshold.

Continuing Directors

BBVA has not indicated which, if any, of the directors of Texas Regional and its subsidiaries will continue to serve as directors of Texas Regional and its subsidiaries following completion of the merger.

Stock Ownership

The Board of Directors set the close of business on                           , 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting of the shareholders. On the record date, there were                            shares of Texas Regional’s common stock issued and outstanding. Each share of Texas Regional’s common stock is entitled to one vote on each matter to be acted upon at the meeting.

The following table sets forth certain information regarding the ownership of Texas Regional’s common stock, as of July 21, 2006, the most recent practicable date prior to the date of this proxy statement, by each director of the company, each named executive officer of the company and each shareholder who is known by the company to own beneficially more than 5% of Texas Regional’s common stock. The table also includes information regarding ownership by all of the company’s executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person as indicated in the table is determined under rules of the SEC and the information does not necessarily equate to beneficial ownership for any other purpose. Except as otherwise noted, the indicated shareholders have sole voting and investment power over the number of shares shown.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Morris Atlas	345,484	(1)	*
Robert F. Boggus	572,167	(2)	1.04%
Douglas G. Bready	110,483	(3)	*
Robert R. Farris	88,495	(4)	*
Hill A. Feinberg	41,500	(5)	*
C. Kenneth Landrum, M. D.	391,990	(6)	*
David L. Lane	72,739	(7)	*
John A. Martin	4,391	(8)	*
Jack H. Mayfield, Jr.	613,261	(9)	1.12
Paul S. Moxley	866,978	(10)	1.58
Robert C. Norman	65,831	(11)	*
J. Pat Parsons	44,799	(12)	*
Joe Penland, Sr.	1,039,048	(13)	1.90
Joseph E. Reid	92,477	(14)	*
Glen E. Roney 3900 North Tenth Street, 11th Floor McAllen, Texas 78501	4,589,700	(15)	8.35
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,148,515	(16)	5.75
Tudor G. Uhlhorn	396,831	(17)	*
Walter Umphrey	1,422,572	(18)	2.60
Mario Max Yzaguirre	30,916	(19)	*
All directors and executive officers as a group (18 persons)	9,673,422	(20)	17.50

                 * Less than 1%.

             (1) The total includes 8,983 shares held by Mr. Atlas’ wife, 19,371 unallocated shares held by Texas Regional’s Employee Stock Ownership Plan (with 401(k) provisions), the KSOP, of which Mr. Atlas, Mr. Boggus and Mr. Roney serve as trustees and 3,000 shares Mr. Atlas has the right to acquire within 60 days through the exercise of options. Mr. Atlas disclaims beneficial ownership of any unallocated shares held in the KSOP Plan.

             (2) The total includes 4,561 shares owned by Mr. Boggus’ wife, 562 shares held by an independent trustee for Mr. Boggus’ wife’s IRA, 6,353 shares held by an independent trustee for Mr. Boggus’ IRA, 58,533 shares held in trusts at Texas State Bank with respect to which Mr. Boggus acts as trustee, 434,162 shares held by a limited partnership in which Mr. Boggus has an interest, 19,371 unallocated KSOP shares of which Mr. Boggus, Mr. Atlas and Mr. Roney serve as trustees and 14,000 shares Mr. Boggus has the right to acquire within 60 days through the exercise of options. Mr. Boggus disclaims beneficial ownership of any unallocated shares held in the KSOP Plan.

             (3) The total includes 15,270 shares held by Mr. Bready’s wife, 2,478 shares held by an independent trustee for Mr. Bready’s IRA, 1,542 shares held in his sons’ names, 57,720 shares allocated to Mr. Bready’s account as a participant in the KSOP Plan and 24,723 shares Mr. Bready has the right to acquire within 60 days through the exercise of options. Not included in the total are 22,593 shares, which represent options granted during 2004, 2005 and 2006, which are not exercisable within 60 days by Mr. Bready.

             (4) The total includes 14,000 shares Mr. Farris has the right to acquire within 60 days through the exercise of options and 28,845 shares owned by two foundations where Mr. Farris acts as a director. Mr. Farris disclaims beneficial ownership of the shares held by the foundations.

             (5) The total includes 14,000 shares Mr. Feinberg has the right to acquire within 60 days through the exercise of options.

             (6) The total includes 79,053 shares held by family trusts for the benefit of Dr. Landrum, 30,400 shares held by a trust for Dr. Landrum’s IRA, 9,881 shares held in a charitable trust where Dr. Landrum acts as trustee, 240,315 shares held by Dr. Landrum’s wife, 9,901 shares held in a trust where Dr. Landrum serves as chairman of the board of trustees and 3,000 shares Dr. Landrum has the right to acquire within 60 days through the exercise of options. Dr. Landrum disclaims beneficial ownership of his wife’s shares and the shares held in the trusts for which he serves as a trustee.

             (7) The total includes 1,920 shares held in an escrow account, 3,300 shares held in a trust account for which Mr. Lane acts as trustee and 14,000 shares Mr. Lane has the right to acquire within 60 days through the exercise of options.

             (8) The total includes 649 shares allocated to Mr. Martin’s account as a participant in the KSOP Plan and 3,080 shares Mr. Martin has the right to acquire within 60 days through the exercise of options. Not included in the total are 14,620 shares, which represent options granted during 2005 and 2006, which are not exercisable within 60 days by Mr. Martin.

             (9) The total includes 146,318 shares held in charitable trusts for which Mr. Mayfield acts as trustee of which 4,268 shares are held in an escrow account, 76,519 shares are owned by a limited partnership controlled by Mr. Mayfield of which 2,232 shares are held in an escrow account, 8,309 shares held in an escrow account for a limited partnership in which Mr. Mayfield has an interest, 132,565 shares held by an independent trustee for Mr. Mayfield’s IRA of which 3,868 shares are held in an escrow account, 235,550 shares held in a trust for the benefit of Mr. Mayfield’s wife of which 4,184 shares are held in an escrow account and 14,000 shares which Mr. Mayfield has the right to acquire within 60 days through the exercise of options.

        (10) The total includes 1,819 shares held by Mr. Moxley’s wife, 89,089 shares allocated to Mr. Moxley’s account as a participant in the KSOP Plan, 660,334 shares held in trusts at Texas State Bank for which Mr. Moxley, Mr. Roney and Mr. Penland serve as trustees along with other individuals who are not directors of the Company, but in which Mr. Moxley has no interest as a beneficiary, and 68,247 shares Mr. Moxley has the right to acquire within 60 days through the exercise of options. Not included in the total are 43,330 shares, which represent options granted during 2004, 2005, and 2006, which are not exercisable within 60 days by Mr. Moxley.

        (11) The total includes 22,205 shares allocated to Mr. Norman’s account as a participant in the KSOP Plan and 42,897 shares Mr. Norman has the right to acquire within 60 days through the exercise of options. Not included in the total are 21,219 shares, which represent options granted during 2004, 2005, and 2006, which are not exercisable within 60 days by Mr. Norman.

        (12) The total includes 359 shares allocated to Mr. Parsons’ account as a participant in the KSOP Plan and 11,440 shares Mr. Parsons has the right to acquire within 60 days through the exercise of options. Not included in the total are 18,560 shares, which represent options granted during 2004, 2005 and 2006, which are not exercisable within 60 days by Mr. Parsons.

        (13) The total includes 49,144 shares held by a company controlled by Mr. Penland, 1,071 shares held in three investment management accounts in the Trust Department at Texas State Bank for the benefit of Mr. Penland’s grandchildren for which Mr. Penland acts as custodian, 240,285 shares held in an investment management account at Texas State Bank under an agency agreement in which Mr. Penland is the primary owner, 418,978 shares held in trusts at Texas State Bank for which Mr. Penland, Mr. Roney and Mr. Moxley serve as trustees along with other individuals who are not directors of the Company, but in which Mr. Penland has no interest as a beneficiary, and 14,000 shares which Mr. Penland has the right to acquire within 60 days through the exercise of options. Mr. Penland disclaims beneficial ownership of the shares held in the accounts for the benefit of his grandchildren.

        (14) The total includes 1,835 shares held in an escrow account, 18,862 shares held by Mr. Reid’s wife of which 170 shares are held in an escrow account, and 14,000 shares which Mr. Reid has the right to acquire within 60 days through the exercise of options. Mr. Reid disclaims beneficial ownership of his wife’s shares.

        (15) The total includes 420,003 shares held by Mr. Roney’s wife, 13,475 shares held in a trust at Texas State Bank for the benefit of Mr. Roney’s wife, 646,859 shares held in trusts at Texas State Bank for which Mr. Roney, Mr. Moxley, and Mr. Penland serve as trustees along with other individuals who are not directors of the Company, but in which Mr. Roney has no interest as a beneficiary, 35,415 shares held by a company partly owned by Mr. Roney, 210,028 shares allocated to Mr. Roney’s account as a participant in the KSOP Plan, 19,371 unallocated KSOP shares of which Mr. Roney, Mr. Atlas and Mr. Boggus serve as trustees, and 204,337 shares Mr. Roney has the right to acquire within 60 days through the exercise of options. Not included in the total are 178,681 shares, which represent options granted during 2002, 2003, 2004, 2005 and 2006, which are not exercisable within 60 days by Mr. Roney. Mr. Roney disclaims beneficial ownership of any unallocated shares held in the KSOP Plan, other than those subsequently allocated to his account under the terms of the Plan.

        (16) Represents number of shares as of March 31, 2006 according to Form 13F filed by T. Rowe Price Associates, Inc.

        (17) The total includes 2,992 shares held by two trusts for the benefit of Mr. Uhlhorn’s nieces for which he serves as trustee, 120,629 shares held by a partnership which is 23.33% owned by a family limited partnership in which Mr. Uhlhorn has a controlling interest and 14,000 shares Mr. Uhlhorn has the right to acquire within 60 days through the exercise of options. Also included are 84,533 shares owned by a limited partnership in which Mr. Uhlhorn has a 2% interest, 4,488 shares held in three irrevocable trusts for his children, for which he exercises no control and 120,629 shares held in a testamentary trust for which he exercises no control. Mr. Uhlhorn disclaims beneficial ownership of the shares held in the trust for the benefit of his nieces, shares held by the limited partnership, shares held by the three irrevocable trusts for his children and shares held by the testamentary trust.

        (18) The total includes 14,000 shares which Mr. Umphrey has the right to acquire within 60 days through the exercise of options and 1,408,572 shares held by two family limited partnerships, each of which is owned 49.5% by Mr. Umphrey and 49.5% by Mr. Umphrey’s wife. Mr. Umphrey and his wife also own 100% of each of the general partners of the family limited partnerships, which own the remaining 1% interest in each partnership.

        (19) The total includes 14,000 shares which Mr. Yzaguirre has the right to acquire within 60 days through the exercise of options.

        (20) The total includes 7,014,072 shares as to which directors and officers have sole voting power, 2,449,700 shares as to which they have shared voting power, 209,650 shares as to which they have no voting power, but are included in the amount for shared investment power, 6,632,102 shares as to which they have sole investment power, and 3,041,320 shares as to which they have shared investment power. In addition, included in this total are 500,724 shares the directors and officers have a right to acquire within 60 days through the exercise of stock options.

Dissenters’ Rights of Appraisal

By following the specific procedures set forth in the Texas Business Corporation Act, or TBCA, Texas Regional’s shareholders have a statutory right to dissent from the merger. If the merger is approved and consummated, any Texas Regional shareholder who properly perfects his, her or its dissenters’ rights will be entitled, upon completion of the merger, to receive an amount of cash equal to the fair value of his, her or its shares of Texas Regional’s common stock rather than receiving the $38.90 per share cash consideration provided for in the merger agreement. The value of your shares in the appraisal process may differ from the consideration that you would otherwise receive in the merger, and may be more, the same as or less than the $38.90 per share cash consideration provided for in the merger agreement.

Even upon exercising your dissenters’ rights, you will not be permitted to retain your Texas Regional shares or to receive shares of BBVA. The only consideration that you will receive will be cash in exchange for your Texas Regional shares, whether you elect to receive the $38.90 per share cash consideration provided for in the merger agreement or elect to exercise your dissenters’ rights of appraisal.

THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL STATUTORY PROCEDURES TO BE FOLLOWED BY A HOLDER OF TEXAS REGIONAL’S COMMON STOCK IN ORDER TO DISSENT FROM THE MERGER AND PERFECT DISSENTERS’ RIGHT OF APPRAISAL. IF YOU WANT TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA, WHICH ARE ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. YOU ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. THE FAILURE TO PRECISELY FOLLOW ALL NECESSARY LEGAL REQUIREMENTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA. SHAREHOLDERS SEEKING TO EXERCISE APPRAISAL RIGHTS MUST STRICTLY COMPLY WITH THESE COMPLICATED REQUIREMENTS.

Any shareholder who desires to dissent from the merger must file a written objection to the merger with Texas Regional prior to the meeting at which the vote on the merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the merger is effective and giving the shareholder’s address to which notice of the completion of the merger shall be sent. Any written objection with notice of intent to exercise the right of dissent should be addressed to the Secretary of Texas Regional at 3900 North Tenth Street, 11th Floor, McAllen, Texas 78501. A vote against the merger is not sufficient to perfect a shareholder’s dissenters’ rights of appraisal. If the merger is effected, each shareholder who sent notice to Texas Regional as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Any person who perfects his, her or its dissenters’ rights is sometimes referred to as a dissenting shareholder. Failure to vote against the merger will not constitute a waiver of the dissenters’ rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver. If you execute and return an unmarked proxy card, your shares will be voted “FOR” the merger and, as a consequence, you will not be able to exercise rights of appraisal as a dissenting shareholder.

Texas Regional, as the survivor in the merger, will be liable for discharging the rights of dissenting shareholders and shall, within 10 days of the effective time of the merger, notify the dissenting shareholders in writing that the merger has been effected. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Texas Regional at 3900 North Tenth Street, 11th Floor, McAllen, Texas 78501, for payment of the fair value of the dissenting shareholder’s shares as estimated by the dissenting shareholder. Such demand shall state the number and class of shares owned by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the merger was approved, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who failed to make a written demand within the 10-day period will be bound by the merger and lose their rights to dissent. Within 20 days after making a demand, the dissenting shareholder shall submit certificates representing his, her or its shares of Texas Regional’s common stock to Texas Regional for notation thereon that such demand has been made. Dissenting shareholders who fail to submit their certificates within such 20-day period will, at Texas Regional’s option, be bound by the merger and lose their rights to dissent.

Within 20 days after receipt of a dissenting shareholder’s demand letter as described above, Texas Regional shall deliver or mail to the dissenting shareholder written notice either:

•       stating that Texas Regional accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the merger upon surrender of the certificates of Texas Regional’s common stock duly endorsed by the dissenting shareholder, or

•       containing Texas Regional’s written estimate of the fair value of the shares of Texas Regional’s common stock together with an offer to pay such amount within 90 days after the effective time of the merger if Texas Regional receives notice, within 60 days after the effective time of the merger, stating that the dissenting shareholder agrees to accept that amount and surrenders the relevant certificates of Texas Regional’s common stock duly endorsed by the dissenting shareholder.

In either case, the dissenting shareholder shall cease to have any ownership interest in Texas Regional following payment of the agreed value.

If the dissenting shareholder and Texas Regional cannot agree on the fair value of the shares within 60 days after the effective time of the merger, the dissenting shareholder or Texas Regional may, within 60 days of the expiration of the initial 60-day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the dissenting shareholder’s shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with Texas Regional on the value of their shares shall be bound by the merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their Texas Regional shares, and shall appoint one or more qualified appraisers to determine the value of the Texas Regional shares in question.

The appraiser shall determine such value and file a report with the court, after which the court will consider exceptions to the report from the parties in interest, including both the dissenting shareholder and Texas Regional. The court shall then in its judgment determine the fair value of the shares of Texas Regional’s common stock, which judgment shall be binding on Texas Regional and on all dissenting shareholders receiving notice of the hearing. The court shall direct Texas Regional to pay such amount, together with interest thereon, beginning 91 days after the effective time of the merger to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to Texas Regional of certificates representing shares of Texas Regional’s common stock duly endorsed by the dissenting shareholders. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in Texas Regional or in Texas Regional’s common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

Any dissenting shareholder who has made a written demand on Texas Regional for payment of the fair value of his, her or its shares of Texas Regional’s common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the grounds that the merger would be or was fraudulent. In the absence of fraud in the transaction, a dissenting shareholder’s statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the merger.

Any dissenting shareholder who has made a written demand on Texas Regional for payment of the fair value of his, her or its shares of Texas Regional’s common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his, her or its demand, or if the dissenting shareholder is otherwise unsuccessful in asserting his, her or its dissenters’ rights of appraisal, such dissenting shareholder shall be bound by the merger and such shareholder’s status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

It is a condition to BBVA’s obligations under the merger agreement that dissenters’ right of appraisal not be exercised by more than 10% of the outstanding shares of Texas Regional’s common stock. BBVA may terminate the merger agreement if this condition is not met.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement as Appendix A. This summary may not contain all of the information you should consider before voting on the plan of merger. To understand the merger more fully, you are urged to read carefully this entire proxy statement and all of its appendices, including the merger agreement, before voting on whether to approve and adopt the plan of merger. The merger agreement is the legal document that governs the merger.

Structure and Effective Time

The merger agreement provides that a newly formed, wholly-owned subsidiary of BBVA will merge with and into Texas Regional. Although Texas Regional will be the surviving entity in the merger transaction, after the effective time of the merger it will be wholly-owned by BBVA. The effectiveness of the merger will not affect the separate existence of Texas Regional’s subsidiary entities, including Texas State Bank.

Texas Regional and BBVA expect the closing date for the merger to be on the third business day following the satisfaction or waiver of the conditions to completion of the merger as described in the merger agreement. While the parties intend to complete the merger as soon as possible, it is impossible to say when, or if, all of the conditions to completion of the merger will be satisfied or waived. Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals, or in obtaining the required shareholder approval, or in satisfying any other condition to the merger. It is currently anticipated that the merger will be completed during the fourth quarter of 2006. If the merger is not completed on or before March 31, 2007, either Texas Regional or BBVA may terminate the merger agreement.

The merger will become effective upon the filing of articles of merger with the office of the Secretary of State of Texas and when a certificate of merger is issued by the office of the Secretary of State of Texas pursuant to applicable provisions of Texas Business Corporation Act, or such other later date or time as Texas Regional and BBVA specify in the articles of merger.

Merger Consideration

At the effective time and in consideration of the merger, Texas Regional’s shareholders will have the right to receive cash, without interest, equal to $38.90 for each share of Texas Regional’s common stock held immediately prior to the effective time of the merger, except for dissenting shares for which the right to dissent has been perfected, has not been withdrawn and which has not otherwise been lost.

Also at the effective time of the merger, the shares of Texas Regional’s common stock will no longer be outstanding and will automatically be cancelled. Certificates will no longer represent an ownership interest in Texas Regional but will instead represent only the right to receive, without interest, any unpaid dividend or other distribution having a record date before the effective time and the cash consideration to be paid in connection with the merger. There will be no transfers of Texas Regional’s common stock following the effective time of the merger.

As soon as practicable after the effective time of the merger, but in no event later than five business days thereafter, BBVA will cause the exchange agent (a depository or trust institution retained by BBVA for such purpose) to send to each person who is a record holder of Texas Regional’s common stock immediately before the effective time transmittal materials for exchanging their certificates for the cash to be paid in consideration of the merger. Upon surrender of a Texas Regional share certificate for cancellation, together with required transmittal materials duly executed, and such other documents as the exchange agent may reasonably require, the Texas Regional shareholder shall be entitled to receive a check representing the cash payable pursuant to the merger agreement. The cash shall be paid as soon as reasonably practicable and, in any event, within five business days of the later of receipt of such materials or the effective time of the merger. After 12 months following the effective time, any amount of merger consideration remaining in the possession of the exchange agent shall be returned to BBVA and, thereafter, holders of Texas Regional share certificates who have not exchanged their certificates will only be entitled to look exclusively to BBVA for payment of the merger consideration. BBVA, Texas Regional and the exchange agent will not be liable to any former holder of Texas Regional certificate for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Texas Regional’s common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate documentation and appropriate and customary indemnification.

Also at the effective time, all outstanding and unexercised options to purchase Texas Regional’s common stock, whether vested or unvested, will be converted automatically into the right to receive cash, without interest, in an amount equal to the number of shares subject to the option multiplied by the excess of the $38.90 per share cash consideration payable under the merger agreement, over the exercise price of the option.

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Texas Regional shareholder or option holder the amount that is required to be deducted and withheld under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for purposes of the merger as having been paid to the shareholder from whom the amount was withheld.

Shareholders of Texas Regional who dissent from the merger shall be entitled to exercise dissenters’ rights of appraisal as provided under applicable provisions of Texas law. See “Dissenters’ Rights of Appraisal”.

Conduct of Business Pending the Merger

With limited exceptions, Texas Regional has agreed that, from the date of the merger agreement (June 12, 2006) until the completion of the merger, without the prior written consent of BBVA, which consent shall not be unreasonably withheld or delayed, Texas Regional and each of its subsidiaries will not:

•       conduct its business other than in the ordinary and usual course consistent with past practices;

•       fail to use reasonable best efforts to preserve intact the business organization and assets;

•       fail to maintain rights, franchises and authorizations, and existing relations with customers, suppliers, employees and business associates;

•       take any action reasonably likely to materially impair its ability to perform its obligations under the merger agreement or its ability to consummate the transactions contemplated by the merger agreement;

•       enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or a governmental authority;

•       issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose creation of, any additional shares of its stock or any rights thereto, or permit any additional shares of its stock to become subject to new grants, except as contemplated by the merger agreement;

•       make, declare or pay, or set aside for payment, any dividend or declare any distribution on any shares of its stock other than:

•        dividends from or between its wholly-owned subsidiaries;

•        absent extraordinary circumstances, regular quarterly dividends on its common stock, provided such dividends are paid at a rate per share equal to the rate paid by Texas Regional during the fiscal quarter immediately preceding the date of the merger agreement; and

•        a special dividend of up to $0.10 per share to be paid in addition to its regular quarterly dividend in the event that the largest nonperforming loan relationship extended by Texas State Bank as of the date of the merger agreement is repaid in whole or in part, or sold in whole or in part, and proceeds are received before the closing date. If the nonperforming loan relationship referred to in the immediately preceding sentence is resolved by payment or sale of the loans involved in the credit prior to closing, Texas Regional could distribute a special dividend to its shareholders of one-half of the after-tax proceeds received, provided that (1) the dividend per share will be rounded downwards to the nearest full cent, (2) no dividend would be paid unless the share of after-tax proceeds would yield a dividend of at least $0.03 per share and (3) the maximum dividend would be $0.10 per share;

•       directly or indirectly, adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire, any shares of its stock;

•       sell, transfer, mortgage, lease, encumber or otherwise dispose of, or permit the creation of any lien in respect of, or discontinue any of its assets, deposits, business or properties, except for certain defined limited circumstances;

•       acquire all or any portion of the assets, business, deposits or properties of any other entity, except under certain limited circumstances;

•       amend its articles of incorporation, bylaws and other constituent documents or those of any of its subsidiaries;

•       implement or adopt any change in its accounting principles, practices or methods, other than as required by United States generally accepted accounting principles, or GAAP, or applicable regulatory accounting requirements or applicable requirements of a governmental authority;

•       take any action reasonably likely to result in any representations or warranties becoming untrue in any material respect at any time at or prior to the effective time of the merger, or any of the conditions to not be satisfied in a timely manner;

•       enter into, terminate, amend, modify, renew or grant any consent or waiver under, or fail to enforce, any contract with any Texas Regional related person, or amend or modify in any material respect any existing contract with any Texas Regional related person, except for loans to non-executive officers of Texas State Bank or non-management employees of Texas Regional or its subsidiaries in the ordinary course of business consistent with past practice;

•       with limited exceptions, hire new employees, grant salary or wage increases, grant equity-related awards, severance or termination payments, or increase employee benefits, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action);

•       with limited exceptions, enter into, establish, adopt, amend, modify or renew any benefit arrangement or related trust arrangement, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits under any benefit arrangement, change the manner in which contributions to any benefit arrangement are made or determined or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action);

•       make any material tax election, change any method of tax accounting or settle a material tax claim;

•       settle any claim, action or proceeding, except for those that involve solely money damages which, individually and in the aggregate, are not more than $500,000 and that would not be reasonably expected to establish an adverse precedent or basis for subsequent settlements or require material changes in the company’s business practices;

•       settle any proceeding before any governmental authority; or

•       enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing matters.

Representations and Warranties

Each of Texas Regional and BBVA has made representations and warranties to the other in the merger agreement as to:

•       corporate existence, good standing and qualification to conduct business;

•       its power and authority to enter into the transaction;

•       the absence of any requirement for notices, applications or other filings except for those filings required by United States federal and state banking authorities and foreign banking authorities; and

•       the fact that the execution, delivery and performance of the merger agreement and consummation of the transactions will not violate, conflict with, or require a consent or approval under, or result in a breach of, any organizational documents of the party, any contract, commitment or other arrangement, or any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

In addition, Texas Regional has made additional representations and warranties to BBVA in the merger agreement as to:

•       capitalization;

•       ownership of subsidiaries;

•       financial reports and regulatory filings and absence of certain material adverse effects;

•       litigation;

•       regulatory matters;

•       compliance with laws;

•       material contracts and absence of defaults;

•       employee benefit plans;

•       tax matters;

•       books and records and accounting controls;

•       exemption from and compliance with takeover laws and provisions;

•       engagement and fees of brokers and finders;

•       Sarbanes-Oxley Act compliance;

•       labor matters;

•       environmental matters;

•       property status;

•       interests of certain related persons;

•       insurance coverage;

•       extension of credit;

•       swaps, caps, option agreements and other interest rate risk management instruments;

•       trust business;

•       intellectual property; and

•       absence of non-competition and non-solicitation agreements.

BBVA has also made certain representations and warranties to Texas Regional, including confirmation that it has not purchased 5% or more of the outstanding shares of Texas Regional and that it has the financial capability and requisite capital resources to timely consummate the transaction and pay the consideration to be paid to the Texas Regional shareholders pursuant to the merger agreement.

The representations and warranties were made as of specific dates and, in many cases, are subject to important qualifications and limitations, including qualifications and limitations set forth in a disclosure schedule delivered by Texas Regional to BBVA. In certain instances, the representations and warranties are subject to contractual standards of materiality that may be different from those standards of materiality that may be applicable to transactions with which you may be familiar. The merger agreement as described in this proxy statement, and included as Appendix A to this proxy statement, provides information regarding the terms and conditions of the merger, and does not provide other factual information regarding Texas Regional or BBVA or their respective businesses. The representations, warranties and other provisions of the merger agreement should not be read as statements of fact regarding Texas Regional and BBVA, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

Covenants

The merger agreement provides a number of covenants pursuant to which the parties have agreed to undertake certain actions in anticipation of the closing of the transaction. For example, each party has agreed to use its best efforts to cause all actions to be taken to cause the consummation of the transaction as soon as reasonably practicable. In addition, Texas Regional has agreed to use its reasonable best efforts to obtain consents or approvals of parties who have contracts with Texas Regional, to the extent such consents or approvals are required to consummate the merger.

Texas Regional’s Board agreed to submit to the shareholders the plan of merger (which is the purpose for this proxy statement) and in furtherance of that obligation agreed to comply with Nasdaq National Market System rules and its constituent documents, to take all action necessary to convene the shareholders’ meeting as promptly as practicable and to obtain from its shareholders a vote approving the plan of merger. At its meeting on June 12, 2006, the Board passed resolutions pursuant to which it has, without qualification, recommended that its shareholders vote in favor of the merger.

Unless the merger agreement has previously been terminated, Texas Regional is obligated to hold the Texas Regional shareholder meeting notwithstanding the receipt of an “acquisition proposal” (as described below) from a competing acquiror or the occurrence of any other event or circumstance. After consultation with and advice of its counsel, the Texas Regional Board may determine in good faith that a competing acquisition proposal constitutes a “superior proposal” (as described below), and therefore that it would more likely than not result in a violation of the Board’s fiduciary duties to continue to recommend the plan of merger set forth in the agreement. Under such circumstances, the Texas Regional Board may submit the plan of merger without a recommendation, in which event the Texas Regional Board may communicate the basis for its lack of a recommendation to the shareholders either in the proxy statement or on an appropriate amendment. Texas Regional is required to give BBVA at least 10 business days prior notice to respond to a competing acquisition proposal during which time BBVA may propose an amendment or modification to the merger agreement between BBVA and Texas Regional.

For purposes of the agreement, an “acquisition proposal” includes a tender or exchange offer to acquire more than 15% of the voting power of Texas Regional or any of its significant subsidiaries, a proposal for a merger or other business combination, or any other proposal or offer to acquire more than 15% of the voting power, business, assets or deposits of Texas Regional or any of its significant subsidiaries, other than the transactions with BBVA as set forth in the merger agreement. A “superior proposal,” for purposes of the agreement, is a bona fide written acquisition proposal which the Texas Regional Board has concluded in good faith to be more favorable from a financial point of view to the Texas Regional shareholders than the merger as set forth in the merger agreement, after receiving the advice of its financial advisors, after taking into account the likelihood of consummation of the proposed transaction, and after taking into account all legal, financial, regulatory and other aspects of such proposal. To be a superior proposal, the 15% threshold for an acquisition proposal is raised to 25% or more.

Texas Regional and BBVA have agreed to consult with each other before issuing press releases, written employee communications or other written shareholder communications with respect to the merger or the merger agreement. Each has agreed to make appropriate members of management available at presentations related to the transactions as reasonably requested by the other party. Texas Regional has also agreed to give BBVA access to its officers, employees and other representatives and information as may be reasonably requested by BBVA.

Texas Regional has agreed that it will not, and that it will cause its subsidiaries and other persons acting on its behalf not to:

•       initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal; or

•       engage in negotiations concerning, or provide confidential or nonpublic information to, or have any discussions with, any person relating to any acquisition proposal.

If Texas Regional receives an unsolicited bona fide acquisition proposal from a person other than BBVA, and the Texas Regional Board concludes in good faith that such acquisition proposal constitutes a “superior proposal,” Texas Regional may furnish nonpublic information and participate in such negotiations to the extent that the Texas Regional Board concludes, in good faith and based on the advice of counsel, that the failure to take such actions would more likely than not result in a violation of the Board’s fiduciary duties under applicable law. Prior to providing any such nonpublic information, Texas Regional shall have entered into a confidentiality agreement with such third party on terms no less favorable to Texas Regional than the confidentiality agreement with BBVA. Texas Regional has agreed to promptly (within 24 hours) advise BBVA following receipt of any acquisition proposal and the substance thereof, and has agreed to keep BBVA apprised of any related developments, discussions and negotiations related to the acquisition proposal.

Texas Regional has also agreed not to take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements of any takeover law and has agreed to take steps reasonably within its control to exempt the transaction from any takeover law. Moreover, Texas Regional agreed not to take any action that would cause the transactions contemplated by the merger agreement not to comply with any takeover law and has agreed to take all necessary steps within its control to make those transactions comply with (or continue to comply with) takeover laws. In connection therewith, BBVA has agreed not to purchase shares of Texas Regional stock representing 5% or more of the outstanding shares of Texas Regional.

BBVA and Texas Regional have each agreed to use all reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, authorizations from governmental authorities, and all other third-party consents that may be required, to consummate the transactions contemplated by the merger agreement.

Texas Regional has also agreed to take all reasonable steps necessary to ensure that the execution of the merger agreement and the voting agreements, and the consummation of the transactions contemplated by the merger agreement, will not result in the grant of rights to any person under Texas Regional’s organizational documents or under any material contract to which Texas Regional may be a party.

BBVA has agreed to cause its wholly-owned subsidiary effecting the merger to have cash on hand at the effective time in an aggregate amount necessary to pay the amount required to be paid under the merger agreement.

For a period of six years following the effective time of the merger, Texas Regional, as the surviving corporation of the merger, will indemnify, defend and hold harmless the present and former directors, officers and employees of Texas Regional and its subsidiaries against liabilities in connection with any claims, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring on or before the effective time. Texas Regional, as the surviving corporation, will provide directors’ and officers’ liability insurance during the six-year period, subject to certain limitations as described in the merger agreement.

Texas Regional, as the surviving corporation, will provide its employees and the employees of its subsidiaries with employee benefits and compensation plans, programs and arrangements that are substantially similar in aggregate value to the employee benefits and compensation plans provided by Texas Regional to such employees immediately prior to the effective time of the merger. In addition, employees will be provided with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan) under employee benefit or compensation plans, programs or arrangements in place following the effective time of the merger. As the surviving corporation, Texas Regional will also cause any preexisting conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans to be waived with respect to the employees and eligible dependents. In addition, Texas Regional has agreed to terminate or cause to be terminated, to the extent possible under the provisions of applicable law, Texas Regional’s existing employee stock ownership plan with 401(k) provisions, and the 401(k) plan acquired at the time of the acquisition of Southeast Texas Bancshares, Inc.

Each party has agreed to give notice to the other upon the occurrence of any event or circumstance reasonably likely to constitute a material adverse effect or that would constitute a material breach of any of its representations, warranties, covenants or agreements as contained in the merger agreement that would result in a failure of any condition to the transaction. Texas Regional has agreed to consult with BBVA regarding certain loan, litigation and real estate valuation policies and practices (including loan classification and levels of reserves) and to make such modifications as may be mutually agreed upon.

Conditions

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all the conditions will be satisfied or, when permissible, waived. The obligations of each of BBVA and Texas Regional are subject to the following conditions:

•       that the plan of merger be approved by the requisite vote of the Texas Regional shareholders;

•       that the requisite regulatory approvals be obtained and that the regulatory authorities have not imposed any conditions on such approvals that would reasonably be expected, after the effective time, to have a material adverse affect on Texas Regional, as the surviving corporation, and its subsidiaries; and

•       that no governmental authority have taken any action that is currently in effect which precludes consummation of the merger and no statute, rule, regulation, judgment or decree have been enacted which prohibits or makes illegal the consummation of the merger.

Texas Regional’s obligations to consummate the merger are subject to the following additional conditions:

•       representations and warranties of BBVA shall be true and correct both as of the date of the merger agreement and as of the closing date; and

•       BBVA shall have performed in all material respects all obligations required to be performed under the merger agreement.

BBVA’s obligations to consummate the merger are also subject to the following conditions:

•       representations and warranties of Texas Regional shall be true and correct both as of the date of the merger agreement and as of the closing date;

•       Texas Regional shall have performed in all material respects all obligations required to be performed under the merger agreement;

•       Texas Regional shall have obtained all consents or approvals required for the consummation of the merger, unless the failure to obtain such consent or approval would not reasonably be expected to have a material adverse effect on Texas Regional as the surviving corporation;

•       the voting agreements shall be in full force and effect; and

•       the number of shares for which shareholders shall have exercised dissenters’ rights of appraisal shall not exceed 10% of the total issued and outstanding shares of Texas Regional’s common stock.

Termination of the Merger Agreement; Termination Fee

Texas Regional and BBVA may terminate the merger agreement at any time before the effective time by mutual consent. In addition, either party may, upon 60 days prior written notice, terminate the agreement if the other party has committed a breach that is continuing of any representation, warranty, covenant or agreement contained in the merger agreement, provided that such breach would also be failure of a condition to the consummation of the transaction.

In addition, BBVA may terminate the merger agreement if the Texas Regional Board submits the merger agreement to the shareholders without a recommendation for approval or with a special and materially adverse condition, on or qualification of, such approval, or if the Texas Regional Board withdraws or materially and adversely modifies its recommendation. BBVA may also terminate the agreement if the Texas Regional Board recommends to its shareholders an acquisition proposal other than the transaction described in the merger agreement, or if Texas Regional’s Board negotiates or authorizes the conduct of negotiations (and three business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the transaction described in the merger agreement.

Either BBVA or Texas Regional may terminate the agreement prior to the completion of the merger under the following circumstances:

•       if the required approval is not obtained from the Texas Regional shareholders at the Texas Regional shareholder meeting, including any adjournment or postponement thereof;

•       if the effective time has not occurred by the close of business on March 31, 2007; or

•       if the approval of any governmental authority required for consummation of the merger is denied by final, non-appealable action of the governmental authority.

If the agreement is terminated and the merger is abandoned, neither party will have any liability or further obligation, except that the termination will not relieve any party from liability for breach of the agreement and, under certain circumstances, Texas Regional will be required to pay BBVA a termination fee of $85 million. The termination fee will be payable if:

•       Texas Regional enters into an agreement to engage in an acquisition transaction with any person other than BBVA or Texas Regional’s Board recommends that the shareholders of Texas Regional approve or accept an acquisition transaction with a person other than BBVA, in each case without BBVA’s prior written consent;

•       any person other than BBVA acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Texas Regional’s common stock;

•       the Texas Regional Board withdraws, modifies or qualifies (or publicly announces its intention to do so), in any manner materially adverse in any respect to BBVA or the adoption of the merger agreement, its recommendation that the shareholders of Texas Regional approve the merger; and such withdrawal, modification or qualification is in anticipation of engaging in an acquisition transaction with another party, or if Texas Regional has authorized, recommended or proposed (or publicly announces its intention to do so) an agreement to engage in an acquisition transaction with any person other than BBVA; or

•       the merger agreement is terminated (a) following an acquisition proposal (as described above), or (b) in the event Texas Regional’s failure to comply has been the primary cause of the failure of the effective time to occur on or before March 31, 2007, or (c) in the event Texas Regional’s failure to comply has been the primary cause of the denial of any regulatory approval; in each event, provided that within 18 months after the event either (1) Texas Regional enters into an agreement to engage in an acquisition transaction with a person other than BBVA or its Board recommends that the shareholders of Texas Regional approve or accept an acquisition transaction with a person other than BBVA, in each case without BBVA’s prior written consent, or (2) any person other than BBVA acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Texas Regional’s common stock.

Generally, Texas Regional’s obligation to pay the termination fee will expire, unless a fee payment event has previously occurred, as of either the effective time of the merger or upon the expiration of 18 months following termination of the merger agreement.

Alternative Structure

BBVA is permitted under the terms of the merger agreement to revise the structure of the merger or otherwise revise the method of effecting the merger in a manner acceptable to Texas Regional. Texas Regional has agreed not to unreasonably withhold or delay its approval of a revised structure or method. The revision is only permissible in the following circumstances:

•       the revision does not alter or change the kind or amount of consideration to be delivered to the Texas Regional shareholders and option holders;

•       the revision would not adversely affect tax consequences to the Texas Regional shareholders;

•       the revised structure is capable of consummation without significant delay compared to the original structure; and

•       such revised structure does not cause any conditions to not be capable of being fulfilled.

POSTPONEMENTS OR ADJOURNMENTS OF SPECIAL MEETING

In the event there are an insufficient number of shares of Texas Regional’s common stock present in person or by proxy at the special meeting to approve the merger agreement, Texas Regional’s Board of Directors intends to adjourn the special meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the special meeting would be adjourned would be announced at the special meeting. Proxies voted against the merger agreement will not be voted to adjourn the special meeting. Abstentions and broker non-votes will also not be voted on this matter but will not count as votes against adjournment. However, an abstention or a broker non-vote has the same effect as a vote “AGAINST’ the plan of merger. If it is necessary to adjourn the special meeting and the adjournment is for a period of not more than 30 days from the original date of the special meeting, no notice of the time and place of the adjourned meeting need be given to Texas Regional’s shareholders, other than by an announcement made at the special meeting.

The effect of any such adjournment would be to permit us to solicit additional proxies for approval of the merger agreement. Such an adjournment would not invalidate any proxies previously filed as long as the record date remains the same for the subsequent meeting.

OTHER MATTERS

By execution of the proxy card, if you have given the authority to do so, you also confer authority to vote to approve postponements or adjournments of the meeting to permit the solicitation of additional proxies. In addition, by execution of the proxy, you also confer discretionary authority to vote on matters incident to the conduct of the meeting.

Texas Regional’s Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. If, however, any other matters not now known should properly come before the special meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of Texas Regional’s Board of Directors.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. TEXAS REGIONAL’S BOARD SINCERELY DESIRES YOUR PRESENCE AT THE SPECIAL MEETING OF THE SHAREHOLDERS. HOWEVER, SO THAT TEXAS REGIONAL MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

If the merger is completed as expected, Texas Regional will not hold an annual meeting of its shareholders in 2007. If Texas Regional’s annual meeting is to be held, all shareholder proposals must be received by Texas Regional no later than November 20, 2006 in order for such proposals to be included in the company’s proxy materials and form of proxy for the 2007 annual meeting of the shareholders of the company. Any shareholder proposal must comply with Rule 14a-8 of the SEC and any other applicable requirements of the SEC. Shareholders submitting any proposals are requested to address them to the Secretary, Texas Regional Bancshares, Inc., 3900 North Tenth Street, 11th Floor, McAllen, Texas 78501.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Where You Can Find Additional Information

Texas Regional files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the company at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Texas Regional’s SEC filings are also available to the public through the website maintained by the SEC at www.sec.gov and through Texas Regional’s website at www.trbsinc.com.

Documents Incorporated by Reference

The SEC allows us to incorporate by reference information into this proxy statement. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that Texas Regional has previously filed with the SEC:

1.                 Annual Report on Form 10-K for the year ended December 31, 2005;

2.                 Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and                 , 2006;

3.                 Current Reports on Form 8-K filed January 17, 2006, March 14, 2006, April 18, 2006, April 27, 2006, April 28, 2006, June 12, 2006 (amended June 13, 2006), June 13, 2006, June 14, 2006, June 15, 2006 and July 17, 2006; and

4.                 The description of Texas Regional’s common stock contained in Form 10, as amended by subsequent filings with the SEC, including Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1997 (SEC File No. 000-14517).

Texas Regional is also incorporating by reference all documents that the company files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of the Texas Regional shareholder meeting.

As a Texas Regional shareholder, you may obtain any of the documents incorporated herein by reference from either the company or the SEC. Documents incorporated by reference into this proxy statement are available from the company without charge, except for exhibits. You may obtain documents incorporated herein by reference by requesting them from the company, by submitting your request in writing or by telephone to John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, 11th Floor, McAllen, Texas 78501 (telephone: (956) 631-5400). If you would like to request any documents, please submit your request by                             , 2006 to receive them before the special meeting.

You will also find additional information concerning the company by visiting Texas Regional’s website, www.trbsinc.com. Web site materials are not part of this proxy statement, unless the document or other material is specifically incorporated into this proxy statement by reference. You may also wish to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger agreement or other matters discussed in this proxy statement and its affect on you.

You should rely only on the information contained or incorporated by reference into this proxy statement to determine how to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                             , 2006. You should not assume that the information contained in this proxy statement is accurate as of any time after that date. The delivery of this proxy statement shall not under any circumstances create any implication that there has been no change in Texas Regional or its affiliates or their respective financial information or business since the date of this proxy statement.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of June 12, 2006

between

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

and

TEXAS REGIONAL BANCSHARES, INC.

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS; INTERPRETATION
1.01.	DEFINITIONS	A-1
1.02.	INTERPRETATION	A-6
ARTICLE II
THE MERGER
2.01.	THE MERGER	A-7
2.02.	CLOSING	A-7
2.03.	ARTICLES OF MERGER AND EFFECTIVE TIME	A-7
2.04.	EFFECTS OF THE MERGER	A-7
2.05.	ARTICLES OF INCORPORATION AND BY-LAWS	A-7
ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES
3.01.	CONSIDERATION	A-7
3.02.	CANCELLATION OF SHARES; STOCK TRANSFERS	A-8
3.03.	MERGER SUB STOCK	A-8
3.04.	EXCHANGE PROCEDURES	A-8
3.05.	STOCK OPTIONS	A-8
3.06.	DISSENTING SHARES	A-9
ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER
4.01.	FORBEARANCES OF TRBI	A-9
4.02.	FORBEARANCES OF BBVA	A-11
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01.	DISCLOSURE SCHEDULES	A-11
5.02.	STANDARD	A-12
5.03.	REPRESENTATIONS AND WARRANTIES OF TRBI	A-12
5.04.	REPRESENTATIONS AND WARRANTIES OF BBVA	A-21
ARTICLE VI
COVENANTS
6.01.	REASONABLE BEST EFFORTS	A-22
6.02.	SHAREHOLDER APPROVAL	A-23
6.03.	PROXY STATEMENT	A-23
6.04.	PRESS RELEASES	A-24
6.05.	ACCESS; INFORMATION	A-24

A-i

6.06.	ACQUISITION PROPOSALS	A-24
6.07.	TAKEOVER LAWS AND PROVISIONS	A-25
6.08.	REGULATORY APPLICATIONS; THIRD-PARTY CONSENTS	A-25
6.09.	NO RIGHTS TRIGGERED	A-26
6.10.	FUNDS	A-26
6.11.	INDEMNIFICATION	A-26
6.12.	EMPLOYEE MATTERS	A-27
6.13.	NOTIFICATION OF CERTAIN MATTERS	A-27
6.14.	CERTAIN MODIFICATIONS	A-27
6.15.	FORMATION OF MERGER SUB	A-27
ARTICLE VII
CONDITIONS TO THE MERGER
7.01.	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	A-28
7.02.	CONDITIONS TO TRBI’S OBLIGATION	A-28
7.03.	CONDITIONS TO BBVA’S OBLIGATION	A-28
ARTICLE VIII
TERMINATION
8.01.	TERMINATION	A-29
8.02.	EFFECT OF TERMINATION AND ABANDONMENT	A-29
8.03.	TERMINATION FEE	A-30
ARTICLE IX
MISCELLANEOUS
9.01.	SURVIVAL	A-31
9.02.	WAIVER; AMENDMENT	A-31
9.03.	COUNTERPARTS	A-31
9.04.	GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM	A-31
9.05.	EXPENSES	A-31
9.06.	NOTICES	A-32
9.07.	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	A-34
9.08.	ASSIGNMENT	A-34
9.09.	WAIVER OF JURY TRIAL	A-34
9.10.	SEVERABILITY	A-34
9.11.	ALTERNATIVE STRUCTURE	A-34

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2006 (this “Agreement”), between Banco Bilbao Vizcaya Argentaria, S.A., a private-law entity organized under the laws of the Kingdom of Spain (“BBVA”), and Texas Regional Bancshares, Inc., a Texas corporation (“TRBI”).

RECITALS

A.    The Proposed Transaction.   The parties intend to effect a strategic business combination through the merger of a wholly-owned subsidiary of BBVA to be organized under the laws of Texas (“Merger Sub”), with and into TRBI (the “Merger”), with TRBI the surviving corporation (the “Surviving Corporation”).

B.     Board Determinations.   The relevant corporate bodies of BBVA and the board of directors of TRBI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

C.     Voting Agreements.   As an inducement to and condition of BBVA’s willingness to enter into this Agreement, each of Paul S. Moxley, Glen E. Roney and Walter Umphrey entered (each in his capacity as a stockholder of TRBI) into a voting and support agreement (the “Voting Agreements”), the form of which is attached hereto as Annex 1. The Voting Agreements were entered into immediately prior to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, BBVA and TRBI agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01.   Definitions.   This Agreement uses the following definitions:

“401(k) Plan” means the Southeast Texas Bancshares Inc. 401(k) Plan.

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in TRBI or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving TRBI or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, TRBI or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

“Acquisition Transaction” means (a) a merger or consolidation, or any similar transaction, involving TRBI or any of its Subsidiaries, provided, however, that in no event shall any merger, consolidation or similar transaction involving only TRBI and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not otherwise in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (b) a purchase, lease or other acquisition of twenty-five percent (25%) or more of the assets, deposits or business operations of TRBI or any of its Subsidiaries, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of TRBI or any of its Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Articles of Merger” has the meaning assigned in Section 2.03.

“BHC Act” means the Bank Holding Company Act of 1956.

“Benefit Arrangement” means, with respect to TRBI, each of the following (a) under which any Employee or any of the current or former directors of it or any of its Subsidiaries has any present or future right to compensation or other benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA); provided that no Employment Agreement shall be deemed a Benefit Arrangement.

“BBVA” has the meaning assigned in the preamble to this Agreement.

“BBVA Board” means the Board of Directors of BBVA.

“BBVA Subsidiary” has the meaning assigned in Section 8.03(a).

“Chosen Courts” has the meaning assigned in Section 9.04.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, arrangement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Costs” has the meaning assigned in Section 6.11(a).

“Covered Employees” has the meaning assigned in Section 6.12(a).

“CRA” has the meaning assigned in Section 5.03(j).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” has the meaning assigned in Section 3.06.

“Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of TRBI or any of its Subsidiaries, as the context requires.

“Employment Agreement” means any individual employment, collective bargaining, consulting, severance and change-in-control agreement under which TRBI or any of its Subsidiaries has any present or future liability.

“Environmental Law” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(l).

“ESOP” means TRBI’s Employee Stock Ownership Plan (with 401(k) provisions).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Extensions of Credit” has the meaning assigned in Section 5.03(w).

“Fee Payment Event” has the meaning assigned in Section 8.03(a).

“Fee Termination Event” has the meaning assigned in Section 8.03(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority, and including any bank regulatory authority.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Intellectual Property” has the meaning assigned in Section 5.03(z).

“Interest Rate Instruments” has the meaning assigned in Section 5.03(x).

“IT Assets” has the meaning assigned in Section 5.03(z).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

“Loan” means loans, other extensions of credit (including in the form of leases or guarantees), commitments to extend credit and other similar assets.

“Material Adverse Effect” means, with respect to BBVA or TRBI, any effect that

(a)    is, individually or taken together with other effects, material and adverse to the financial position, results of operations, stockholders’ equity, operations or business of BBVA and its Subsidiaries, taken as a whole, or TRBI and its Subsidiaries, taken as a whole, respectively, excluding (but with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable banking or financial services organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) in the case of TRBI, changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (3) changes in general economic conditions affecting banking organizations generally; (4) actions or omissions of a party to this Agreement required by this Agreement or taken upon the request of the other party to this Agreement, in contemplation of the transactions contemplated hereby; and (5) modifications or changes to valuation policies and practices required pursuant to Section 6.14; or

(b)   would materially impair the ability of BBVA or TRBI, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Interest” has the meaning assigned in the definition of “TRBI Related Person”.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Sub” has the meaning assigned in the Recitals.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“OCC” has the meaning assigned in Section 5.03(j).

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Other Persons” has the meaning assigned in Section 6.06(a).

“party” means BBVA, TRBI or Merger Sub (when it becomes a party hereto).

“Pension Plan” has the meaning assigned in Section 5.03(l).

“Per Share Amount” has the meaning assigned in Section 3.01.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(g).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.08(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“Scheduled Intellectual Property” has the meaning assigned in Section 5.03(z).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (TX)” means the Secretary of State of the State of Texas.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Significant Subsidiary” has the meaning assigned in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Subsidiary” includes either a “subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC or a “subsidiary” as defined in Sections 225.2(o) of Title Twelve of the Code of Federal Regulations.

“Superior Proposal” means a bona fide written Acquisition Proposal which the TRBI Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “25% or more”.

“Surviving Corporation” has the meaning assigned in the Recitals.

“TAC” has the meaning assigned in Section 5.03(f).

“Takeover Laws” has the meaning assigned in Section 5.03(o).

“Takeover Provisions” has the meaning assigned in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever (whether federal, state, local, or foreign), together with any interest and any penalties, additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties, or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“TBCA” means the Texas Business Corporation Act.

“TFC” has the meaning assigned in Section 5.03(f).

“Third-Party Consents” has the meaning assigned in Section 6.08(a).

“Trade Secrets” has the meaning assigned in Section 5.03(z).

“TRBI” has the meaning assigned in the preamble to this Agreement.

“TRBI Board” means the Board of Directors of TRBI.

“TRBI Common Stock” means the Class A voting common stock, par value $1.00 per share, of TRBI.

“TRBI Meeting” has the meaning assigned in Section 6.02.

“TRBI Preferred Stock” means the preferred stock, par value $1.00 per share, of TRBI.

“TRBI Related Person” means any person (or family member of such person) (1) that directly or indirectly controls TRBI, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of TRBI or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five (5) percent of the outstanding voting power or equity securities or other equity interests representing at least five (5) percent of the outstanding equity interests (a “Material Interest”) in TRBI or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

“TRBI Stock Option” has the meaning assigned in Section 3.05.

“TRBI Stock Plans” means Texas Regional Bancshares Inc. 2006 Incentive Plan, Texas Regional Bancshares Inc. 2005 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 2005 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 2004 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 2004 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 2002 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 2002 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 2000 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 1997 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 1997 Incentive Stock Option Plan, and Texas Regional Bancshares Inc. 1995 Nonstatutory Stock Option Plan.

“TSB” means Texas State Bank.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“Voting Agreements” has the meaning assigned in the Recitals.

1.02.   Interpretation.   (a)   In this Agreement, except as context may otherwise require, references:

(1)   to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)   to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)   to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4)   to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it (including, to avoid doubt, the Voting Agreements); and

(5)   to any Governmental Authority include any successor to that Governmental Authority; and

(6)   to the date of this Agreement are to June 12, 2006.

(b)   The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)   The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)   The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into TRBI at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will terminate. TRBI will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of Texas.

2.02.   Closing.   The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03.   Articles of Merger and Effective Time.   Articles of merger (the “Articles of Merger”) shall be executed by the parties in accordance with all appropriate legal requirements and shall be filed as required by law to effect the Merger. The Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State (TX) and a certificate of Merger is issued by the office of the Secretary of State (TX) pursuant to Article 5.05 of the TBCA, or at such later date or time as BBVA and TRBI agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04.   Effects of the Merger.   The Merger will have the effects prescribed by the TBCA and other applicable law.

2.05.   Articles of Incorporation and By-laws.   (a)   The TRBI articles of incorporation, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

(b)   The TRBI by-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.   Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of TRBI Stock or Merger Sub Stock, each share of TRBI Common Stock outstanding immediately prior to the Effective Time, except for Dissenting Shares for which the right to dissent has been perfected, has not been withdrawn and which has not otherwise been lost, will be converted into an amount in cash, without interest, equal to $38.90 (the “Per Share Amount”); provided that each share of TRBI Common Stock beneficially owned by BBVA (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in TRBI’s treasury will be canceled and no amount of cash or other consideration will be paid in exchange therefor.

3.02.   Cancellation of Shares; Stock Transfers.   At the Effective Time, the shares of TRBI Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented TRBI Common Stock before the Effective Time will be deemed for all purposes to represent only, and holders of TRBI Common Stock will have no rights as shareholders of TRBI other than, the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such TRBI Common Stock having a record date before the Effective Time and (B) the cash consideration provided for in Section 3.01. After the Effective Time, there will be no transfers of shares of TRBI Common Stock on the stock transfer books of the TRBI or the Surviving Corporation, and shares of TRBI Common Stock presented to the Surviving Corporation or BBVA for any reason will be canceled and exchanged in accordance with this Article III.

3.03.   Merger Sub Stock.   Each share of Merger Sub Stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

3.04.   Exchange Procedures.   (a)   Immediately prior to the Effective Time, BBVA will deposit with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to TRBI (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of TRBI Common Stock (“Old Certificates”), cash payable pursuant to Section 3.01 (the “Exchange Fund”).

(b)   As soon as practicable after the Effective Time, but in no event later than five (5) business days thereafter, BBVA will cause the Exchange Agent to send to each person who was a record holder of TRBI Common Stock immediately before the Effective Time transmittal materials for exchanging Old Certificates. If practicable, BBVA shall make available such transmittal materials to TRBI prior to the Effective Time. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a check representing the cash payable pursuant to Section 3.01, which shall be paid as soon as reasonably practicable, and in any event within five (5) business days of the later of the receipt of such materials or the Effective Time. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III upon surrender of Old Certificates. At the twelve-month anniversary of the Effective Time, any portion of the Exchange Fund remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to BBVA. Any former holders of TRBI Common Stock who have not theretofore exchanged their Old Certificates for the Per Share Amount pursuant to this Article III shall thereafter be entitled only to look exclusively to BBVA, and only as general unsecured creditors thereof, for payment of any Per Share Amount which they are entitled to receive upon exchange of their Old Certificates pursuant to this Article III, without any interest thereon.

(c)   None of BBVA, Merger Sub, TRBI and the Exchange Agent will be liable to any former holder of TRBI Common Stock for any cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05.   Stock Options.   At the Effective Time, all outstanding and unexercised options to purchase shares of TRBI Common Stock (each, a “TRBI Stock Option”), whether vested or unvested, will cease to represent an option to purchase TRBI Common Stock and will be converted automatically into the right to receive in cash, without interest, as soon as reasonably practicable following the Effective Time, an amount equal to the product of (i) the excess of the Per Share Amount over the option exercise price and (ii) the number of shares of TRBI Common Stock subject to the option. Before the Effective Time, TRBI, or its Board of Directors or an appropriate committee thereof, shall take all action necessary (to the extent permissible under the provisions thereof and applicable law) on its part to give effect to the provisions of this Section 3.05 and shall take such other actions reasonably requested by BBVA to give effect to this Section 3.05.

3.06.   Dissenting Shares.   Notwithstanding any other provision contained in this Agreement, shares of TRBI Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such shares in favor of the Merger and who has otherwise taken all of the steps required by Article 5.12 of the TBCA to properly exercise and perfect such shareholder’s dissenter’s rights (any such shares being referred to herein as “Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Articles 5.11, 5.12 and 5.13 of the TBCA; provided, however, that in the event that a shareholder of TRBI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, the shares of TRBI Common Stock held by such shareholder shall be converted into and represent only the right to receive the Per Share Amount specified in this Agreement. TRBI shall give BBVA (a) prompt notice of any notice or demand for appraisal or payment for shares of TRBI Common Stock received by TRBI and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. TRBI shall not, without the prior written consent of BBVA, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01.   Forbearances of TRBI.   TRBI agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of BBVA (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)   Ordinary Course.   Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)   Operations.   Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)   Capital Stock.   Other than pursuant to the terms of Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any Rights, or (2) permit any additional shares of its stock to become subject to new grants.

(d)   Dividends, Distributions, Repurchases.   (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) absent extraordinary circumstances, regular quarterly dividends on its common stock, provided that any such dividend shall be at a rate per share equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (C) in the event that the largest nonperforming loan relationship extended by TSB as of the date hereof is repaid in whole or in part or sold in whole or in part, and proceeds from such repayment or sale are received by TRBI before the Closing Date, a single special dividend to shareholders in a per-share amount equal to a fraction, the numerator of which shall be equal to one-half of the amount repaid on account of, or the sale price of, the loans constituting the loan relationship (calculated on an after-tax basis, utilizing TRBI’s overall tax rate for 2005), and the denominator of which shall be the number of shares of TRBI Common Stock outstanding as of the date of the dividend declaration, provided that the per-share special dividend amount provided above shall be rounded downwards to the nearest full cent, and provided, further, that such per-share special dividend amount shall not exceed $ 0.10, and that no such special dividend may be declared unless the repayment or sale proceeds are sufficient to provide for a per-share special dividend amount of $0.03 or more), or (2) directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire, any shares of its stock.

(e)   Dispositions.   Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that (i) does not exceed $5,000,000 in any one transaction or any series of related transactions, or (ii) when taken together with all other such transactions, does not exceed $25,000,000.

(f)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(g)   Constituent Documents.   Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries.

(h)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or the applicable requirements of any Governmental Authority.

(i)   Adverse Actions.   Notwithstanding anything herein to the contrary, except as expressly contemplated by this Agreement and except as may be required by applicable law or regulation or the applicable requirements of any Governmental Authority, without the prior written consent of BBVA, take, or omit to take, any action that is reasonably likely to result in (A) any of TRBI’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner.

(j)   TRBI Related Person Contracts.   Enter into, terminate, amend, modify, renew or grant any consent or waiver under, or fail to enforce, any Contract with any TRBI Related Person or amend or modify in any material respect any of its existing Contracts with any TRBI Related Person; provided that this clause (j) shall not apply to any Loan made by TSB to any non-executive officer or non-management Employee of TRBI or its Subsidiaries in the ordinary course of business consistent with past practice.

(k)   Compensation; Etc.   Hire new employees, grant any salary or wage increase, grant new equity-related awards or severance or termination payments or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (3) for hiring of employees or salary increases and normal adjustments in bonuses and incentive compensation in each case (A) in the ordinary course of business, (B) in accordance with past practice and (C) to the extent such adjustment does not impact any person receiving or entitled to receive in excess of $100,000 per year.

(l)   Benefit Arrangements.   Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement or any trust agreement (or similar arrangement) related thereto, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) amendments that do not increase benefits or result in increased administrative costs, or (4) benefits offered to employees who are hired in the ordinary course of business on terms and at compensation levels similar to terms and compensation levels applicable to TRBI’s employees generally.

(m)   Taxes.   Make any material Tax election, change any method of Tax accounting or settle any material Tax claim.

(n)   Claims.   (1) Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $500,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices or (2) settle any proceeding before a Governmental Authority.

(o)   Commitments.   Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02.   Forbearances of BBVA.   Notwithstanding anything herein to the contrary, BBVA agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of TRBI, it will not, and will cause each of its Subsidiaries not to take, or omit to take, any action that is reasonably likely to result in (i) any of BBVA’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation; provided, BBVA may make acquisitions, provided that such acquisitions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.   Disclosure Schedules.   Before entry into this Agreement, TRBI delivered to BBVA a schedule (“Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02.   Standard.   For all purposes of this Agreement, no representation or warranty of TRBI or BBVA contained in Section 5.03 or Section 5.04 (other than the representations and warranties contained in Section 5.03(b), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or Section 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to TRBI or BBVA, as the case may be.

5.03.   Representations and Warranties of TRBI.   Except as Previously Disclosed, TRBI hereby represents and warrants to BBVA, as set forth in the Disclosure Schedule delivered to BBVA by TRBI and as follows:

(a)   Organization, Standing and Authority.   It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)   Capitalization.   Its authorized capital stock consists of 100,000,000 shares of TRBI Common Stock and 10,000,000 shares of TRBI Preferred Stock. As of June 6, 2006, no more than 54,778,082 shares of TRBI Common Stock were outstanding. The only shares of TRBI Common Stock issued between June 6, 2006 and the date hereof were issued as a result of the exercise of TRBI Stock Options. As of the date hereof, no shares of TRBI Preferred Stock are outstanding. As of the date of this Agreement, no more than 3,995,667 shares of TRBI Common Stock were reserved for issuance under the TRBI Stock Plans (of which no more than 2,261,095 were reserved for issuance in respect of awards outstanding as of such date). The outstanding shares of TRBI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the TRBI Stock Plans, as of the date of this Agreement, there are no shares of TRBI Stock reserved for issuance, TRBI does not have any Rights outstanding with respect to TRBI Stock, and TRBI does not have any commitment to authorize, issue or sell any TRBI Stock or Rights, except pursuant to this Agreement, outstanding TRBI Stock Options and the TRBI Stock Plans. As of the date of this Agreement, TRBI has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of TRBI Stock, other than (i) as contemplated by this Agreement and (ii) as to registration with the SEC, any shares of TRBI Stock to be registered pursuant to the TRBI Stock Plans.

(c)   Subsidiaries.   (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts (including Benefit Arrangements) by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no Contracts relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2)   Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(d)   Power.   It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)   Authority.   It has duly authorized, executed and delivered this Agreement. The TRBI Board adopted this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to TRBI’s shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby. Subject only to receipt of the requisite vote of the holders of outstanding shares of TRBI Common Stock to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)   Approvals; No Defaults.   (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act, and the Texas Finance Code (“TFC”) and Texas Administrative Code (“TAC”), (B) filing of notice with, and receipt of approval from, the Texas Department of Insurance under the Texas Insurance Code, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc., applicable securities exchanges and self-regulatory organizations, the Small Business Administration and state insurance authorities, (D) filing of the Proxy Statement with the SEC, (E) receipt of the shareholder approval described in Section 5.03(e), and (F) the filing of the Articles of Merger. It is not aware of any reason why all such necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(2)   Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)   Financial Reports and Regulatory Filings; Material Adverse Effect.   (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into each such Regulatory Filing (including the related notes and schedules) fairly presents or will fairly present its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presents or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)   Except as disclosed in the Regulatory Filings filed prior to the date hereof, none of it or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on TRBI and, since December 31, 2005, on a consolidated basis it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3)   Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(h)   Litigation.   Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(i)   Regulatory Matters.   Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (without giving effect to any amendment filed after the date of this Agreement), (1) neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries and (2) it is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Government Authority against it, any of its Subsidiaries or any officer, director or employee thereof.

(j)   Compliance with Laws.   Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1)   conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including (without limitation) applicable consumer privacy, fair lending and anti-discrimination laws, the Bank Secrecy Act, the USA Patriot Act and the Community Reinvestment Act (the “CRA”) (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2)   has all permits, licenses, authorizations, orders and approvals of, and has made on a timely basis all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3)   has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4)   (A) has engaged in any of the practices listed in Office of the Comptroller of the Currency (the “OCC”) Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations”, (B) has engaged in any “predatory” or “abusive” lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on January 31, 2001, or (C) has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations.

(5)   is in compliance with all applicable listing standards of the NASDAQ.

(k)   Material Contracts; Defaults.   (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, (C) that contains an “exclusivity” clause (that is, obligates TRBI or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of TRBI or any of its Subsidiaries to conduct business with any person), (D) with respect to employment of an officer, director or consultant or (E) any Contract between it or any of its Subsidiaries on the one hand, and a TRBI Related Person, on the other, other than any Loan made by TSB to non-executive officer or non-management employee of it or its Subsidiaries in the ordinary course of business consistent with past practice.

(2)   Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(1)   Employee Benefit Plans.   (1) All of its Benefit Arrangements and Employment Agreements are Previously Disclosed. True and complete copies of all Benefit Arrangements and Employment Agreements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to BBVA.

(2)   All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in loss of qualification of any such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to its knowledge, threatened litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3)   No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4)   All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of any of its ERISA Affiliates has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)   Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6)   Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement, Employment Agreement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)   There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements or Employment Agreements. Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8)   All TRBI Stock Options that have been granted under the TRBI Stock Plans were granted (without giving effect to any amendment thereto) with an exercise price that equaled, at the time of such grants, at least the fair market value of TRBI Common Stock.

(m)   Taxes.   (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither it nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(n)   Books and Records; Accounting Controls.   (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and (2) each of it and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the TRBI Board, that: (A) all transactions are executed in accordance with management’s general or specific authorization; (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (C) access to the assets of it and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(o)   Takeover Laws and Provisions.   It has taken all action reasonably required and permitted by law to be taken by it in order to exempt this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the states of Texas and Delaware, which, to TRBI’s knowledge, are the only such laws to which TRBI is subject (collectively, “Takeover Laws”). It has taken all action reasonably required and permitted by law to be taken by it in order to make this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby comply with, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(p)   Financial Advisors.   None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained Keefe Bruyette & Woods, Inc. as its financial advisor, the full arrangements with which have been disclosed to BBVA prior to the date hereof. As of the date of this Agreement, TRBI has received an opinion of Keefe Bruyette & Woods, Inc., issued to TRBI, to the effect that the Per Share Amount is fair from a financial point of view to holders of TRBI Common Stock.

(q)   Sarbanes-Oxley Act.   It is in compliance with the provisions of the Sarbanes-Oxley Act (including, without limitation, Section 404), and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(r)   Labor Matters.   Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining Contract with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. The consummation of the Merger and the other transactions contemplated hereby will not entitle any third party (including any labor union or labor organization) to any payment under any Contract relating to labor matters to which TRBI or any of its Subsidiaries is a party.

(s)   Environmental Matters.   There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(t)   Property.   It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice.

(u)   Interests of Certain Persons.   No TRBI Related Person has any material interest in any property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries and all transactions between any such person and it or any of its Subsidiaries have been conducted and are being performed on an arm’s length basis.

(v)   Insurance Coverage.   It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.

(w)   Extensions of Credit.   Each loan, revolving credit facility, letter of credit or other extension of credit (including in the form of leases) or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under any Extension of Credit. Its records adequately reflect the Extensions of Credit under which its or its Subsidiaries’ counterparties are currently in default. It has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.

(x)   Interest Rate Risk Management Instruments.   All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), if any, whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. It has Previously Disclosed a complete and correct list of all Interest Rate Instruments.

(y)   Trust Business.   It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(z)   Intellectual Property.   (1) It has Previously Disclosed all Registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the “Scheduled Intellectual Property”). It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting TRBI’s use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. It and its Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which it or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by BBVA or BBVA’s Subsidiaries.

(2)   It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and, to TRBI’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(3)   The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by it in connection with its business, and have not materially malfunctioned or failed within the past three years. To TRBI’s knowledge, no person has gained unauthorized access to the IT Assets. It has implemented reasonable backup and disaster recovery technology consistent with industry practices.

(4)   For purposes of this Section 5.03(z), “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights; and “IT Assets” means TRBI’s and TRBI’s Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(aa)   Non-Competition/Non-Solicitation.   Neither TRBI nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of TRBI or its affiliates is or could be conducted or the types of business that TRBI or its affiliates conducts or may conduct, (2) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of BBVA or its affiliates is or could be conducted or the types of business that BBVA or its affiliates conducts or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of TRBI and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of BBVA or its affiliates to do so.

5.04.   Representations and Warranties of BBVA. BBVA hereby represents and warrants to TRBI as follows:

(a)   Organization, Standing and Authority.   BBVA is, and as of the date of the Closing each of BBVA and Merger Sub will be, a private-law entity or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation.

(b)   Power and Authority.   It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and BBVA has, and as of the date of Closing BBVA and Merger Sub will have, the corporate power and authority to consummate the transactions contemplated hereby. BBVA has duly executed and delivered this Agreement. The relevant corporate bodies of BBVA have approved this Agreement and the plan of merger it contains. No vote of BBVA stockholders is necessary to approve this Agreement or the Merger, and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement is a valid and legally binding obligation of BBVA, enforceable in accordance with its terms.

(c)   Consents and Approvals.   No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by U.S. federal and state banking authorities and foreign banking authorities, including applications and notices under the BHC Act, the TFC, the TAC and to the Bank of Spain. It is not aware of any reason why all such necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby on a timely basis.

(d)   No Defaults.   Subject to making the filings and receiving the consents and approvals referred to in Section 5.04(c), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(e)   Ownership of TRBI Common Stock.   It has not purchased shares of TRBI Common Stock representing 5% or more of the outstanding shares of TRBI Common Stock.

(f)   Consideration.   It has the financial capability and requisite capital resources timely to consummate this transaction and pay the consideration to be paid to the TRBI shareholders pursuant to the terms of this Agreement.

ARTICLE VI

COVENANTS

6.01.   Reasonable Best Efforts.   (a) Subject to the terms and conditions of this Agreement, BBVA and TRBI will each use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b)   Without limiting the generality of Section 6.01(a), TRBI agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with TRBI or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefit of such Contract.

6.02.   Shareholder Approval.   The TRBI Board will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, TRBI will take, in accordance with applicable law, applicable NASDAQ National Market System rules, the rules of any other relevant exchange and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “TRBI Meeting”), as promptly as practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. Except as specifically provided in the second succeeding sentence below, the TRBI Board will use all reasonable best efforts to obtain from its shareholders a vote approving the plan of merger contained in this Agreement, including providing an unqualified recommendation that its shareholders vote in favor of the Merger. Unless the Agreement has previously been terminated pursuant to Article VIII, TRBI shall be obligated to hold the TRBI Meeting notwithstanding any Acquisition Proposal or other event or circumstance, and TRBI agrees that it will not submit any Acquisition Proposal to its shareholders for a vote. However, notwithstanding the foregoing or anything herein to the contrary, if the TRBI Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt by TRBI of an Acquisition Proposal that the TRBI Board concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, then, in submitting the plan of merger to the TRBI Meeting, the TRBI Board may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the TRBI Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the TRBI Board may not take any actions under this sentence until after giving BBVA at least 10 business days to respond to such Acquisition Proposal (and after giving BBVA notice of the latest material terms, conditions and identity of the third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by BBVA.

6.03.   Proxy Statement.   (a) TRBI will prepare a proxy statement for the TRBI Meeting (the “Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any amendment or supplement thereto, the solicitation of proxies and preparation for the TRBI Meeting, and, provided that BBVA and its Subsidiaries have cooperated in such manner as to permit it to do so, TRBI agrees to file the Proxy Statement and any amendment or supplement thereto with the SEC within the time required to permit the TRBI Meeting to be held as promptly as reasonably practicable and the Closing to occur in a timely manner. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment to the Proxy Statement prior to filing it with the SEC.

(b)   Each of BBVA and TRBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the TRBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. BBVA and TRBI each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

6.04.   Press Releases.   BBVA and TRBI will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules, provided, however, that such party shall immediately inform the other party of the issuance of such public communication or the making of such public statement. BBVA and TRBI will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05.   Access; Information.   (a) TRBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford BBVA, and BBVA’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours to TRBI’s books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as BBVA may reasonably request and TRBI will furnish promptly to BBVA (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as BBVA may reasonably request. BBVA will use its best efforts to exercise such right of access in such manner as to not disrupt the normal business activities of TRBI. Notwithstanding the foregoing, TRBI shall not be required to afford access or disclose information that would cause TRBI to forfeit the right to assert the attorney-client privilege in any pending or threatened proceeding.

(b)   BBVA will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between BBVA and TRBI, dated May 12, 2006 (the “Confidentiality Agreement”).

(c)   No investigation by BBVA of the business and affairs of TRBI, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to BBVA’s obligation to consummate the transactions contemplated hereby.

6.06.   Acquisition Proposals.   (a) TRBI will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, provided that, in the event TRBI receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below) after the execution of this Agreement, and the TRBI Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, TRBI may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the TRBI Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto). TRBI will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than BBVA (“Other Persons”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. TRBI will promptly (within 24 hours) advise BBVA following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep BBVA apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b)   Nothing contained in this Agreement shall prevent TRBI or the TRBI Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07.   Takeover Laws and Provisions.   TRBI will not take any action that would cause the transactions contemplated hereby or by the Voting Agreements to be subject to requirements imposed by any Takeover Law and TRBI will take all reasonably necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary and reasonable to do so, to challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. TRBI will not take any action that would cause the transactions contemplated hereby and thereby not to comply with any Takeover Provisions and TRBI will take all necessary steps within its control to make those transactions comply with (or continue to comply with) any Takeover Provisions. BBVA will not purchase shares of TRBI Common Stock representing 5% or more of the outstanding shares of TRBI Common Stock.

6.08.   Regulatory Applications; Third-Party Consents.   (a) Each of BBVA and TRBI and their respective Subsidiaries will use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities (the “Requisite Regulatory Approvals”) that are required to be effected or obtained by it, and of all other third parties from which it is required to obtain consents (the “Third-Party Consents”), necessary to consummate the transactions contemplated hereby and, and will make all necessary filings in respect of those Requisite Regulatory Approvals and Third-Party Consents for which it is responsible as soon as practicable. Each of BBVA and TRBI will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and Third-Party Consents. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)   BBVA and TRBI will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby. Each party will cooperate with the other party and will assist the other party as reasonably requested to permit the other party to obtain the Requisite Regulatory Approvals and Third-Party Consents to be obtained by the other party.

6.09.   No Rights Triggered.   TRBI shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby, and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any Rights to any person (a) under TRBI’s Constituent Documents or (b) under any material Contract to which TRBI or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement and the Voting Agreements.

6.10.   Funds.   BBVA shall cause Merger Sub to have, at the Effective Time, cash on hand in an aggregate amount sufficient to enable Merger Sub to timely perform its obligations hereunder, including to pay in full (i) an amount equal to the Exchange Fund, and (ii) all fees and expenses payable by Merger Sub in connection with this Agreement and the transactions contemplated hereby.

6.11.   Indemnification.   (a) Following the Effective Time and for a period of six years thereafter, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of TRBI and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), to the full extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with TRBI and its Subsidiaries.

(b)   For a period of six years following the Effective Time, the Surviving Corporation will use all reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of TRBI or any of their respective Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by TRBI; provided that (1) in no event shall the Surviving Corporation be required to expend more than 200 percent of the current amount expended by TRBI to maintain or procure such directors’ and officers’ insurance coverage; (2) if the cost thereof exceeds the threshold of subparagraph (1) or if the Surviving Corporation is otherwise unable to maintain or obtain the insurance called for by this Section 6.11(b), the Surviving Corporation will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available at a cost of not more than 200 percent of the current amount expended by TRBI to maintain or procure such directors’ and officers’ insurance coverage; and (3) officers and directors of TRBI or any Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation ‘s insurance carrier for the purpose of obtaining such insurance.

(c)   Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided that failure so to notify will not affect the obligations of the Surviving Corporation under Section 6.11(a) unless and to the extent that the Surviving Corporation is actually and materially prejudiced as a consequence.

(d)   If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.11.

(e)   The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12.   Employee Matters.   (a) The Surviving Corporation shall provide the employees of TRBI and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in aggregate value, to the employee benefits and compensation plans, programs and arrangements provided by TRBI or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time.

(b)   The Surviving Corporation shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement (including vacation and sick days) adopted, maintained or contributed to by the Surviving Corporation or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with TRBI or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by TRBI for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Effective Time and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Surviving Corporation or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time.

(c)   As of the day immediately prior to the Effective Time, TRBI shall terminate or cause to be terminated, to the extent permissible under the provisions thereof and applicable law, the 401(k) Plan and the ESOP.

6.13.   Notification of Certain Matters.   BBVA and TRBI will give notice promptly, but in any event within 24 hours, to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14.   Certain Modifications.   BBVA and TRBI shall consult with respect to TRBI’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and TRBI shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.14.

6.15.   Formation of Merger Sub.   As soon as practicable following the date of this Agreement, BBVA shall cause Merger Sub to be duly organized as a wholly-owned Subsidiary of BBVA and to become a party to this Agreement by executing and delivering a supplement hereto. Prior to the Closing, BBVA shall cause the Merger Sub Board of Directors and the sole stockholder of Merger Sub to approve the Merger and the consummation of the transactions described in this Agreement, and shall cause the transactions contemplated hereby to be authorized and approved by all necessary corporate action on the part of Merger Sub.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each of BBVA and TRBI to consummate the Merger is subject to the fulfillment or written waiver by BBVA and TRBI before the Effective Time of each of the following conditions:

(a)   Shareholder Approval.   The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of TRBI.

(b)   Regulatory Matters.   All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approvals that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

(c)   No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

7.02.   Conditions to TRBI’s Obligation.   TRBI’s obligation to consummate the Merger is also subject to the fulfillment (or written waiver by TRBI) before the Effective Time of each of the following conditions:

(a)   BBVA’s Representations and Warranties.   The representations and warranties of BBVA in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and TRBI shall have received a certificate, dated the Closing Date, signed on behalf of BBVA by the Chief Executive Officer or Chief Financial Officer of BBVA to that effect.

(b)   Performance of BBVA’s Obligations.   BBVA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and TRBI shall have received a certificate, dated the Closing Date, signed on behalf of BBVA by the Chief Executive Officer or Chief Financial Officer of BBVA to that effect.

7.03.   Conditions to BBVA’s Obligation.   BBVA’s obligation to consummate the Merger is also subject to the fulfillment (or written waiver by BBVA) before the Effective Time of each of the following conditions:

(a)   TRBI’s Representations and Warranties.   The representations and warranties of TRBI in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and BBVA shall have received a certificate, dated the Closing Date, signed on behalf of TRBI by the Chief Executive Officer and Chief Financial Officer of TRBI to that effect.

(b)   Performance of TRBI’s Obligations.   TRBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and BBVA shall have received a certificate, dated the Closing Date, signed on behalf of TRBI by the Chief Executive Officer and Chief Financial Officer of TRBI to that effect.

(c)   Third-Party Consents.   TRBI shall have obtained all consents or approvals of all persons, other than those covered in Section 7.01(b), required for or in connection with the execution, delivery and performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby and such consents or approvals shall be in full force and effect, unless the failure to obtain such consent or approval or the failure of such consent or approval to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries after the Effective Time.

(d)   Voting Agreements.   The Voting Agreements shall be in full force and effect.

(e)   Dissenting Shares.   The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of TRBI Common Stock.

ARTICLE VIII

TERMINATION

8.01.   Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by BBVA or TRBI:

(a)   Mutual Agreement.   With the mutual agreement of the other party.

(b)   Breach.   Upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c)   Adverse Action by TRBI.   (1) By BBVA only, if (A) the TRBI Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse condition on or qualification of such approval; or (B) the TRBI Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02.

(2)   By BBVA only, if (A) the TRBI Board recommends to its shareholders an Acquisition Proposal other than the Merger; or (B) the TRBI Board negotiates or authorizes the conduct of negotiations (and three business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the TRBI Board will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;

(d)   Stockholder Approval.   By BBVA or TRBI, if the required approval of the TRBI shareholders shall not have been obtained upon a vote taken thereon at the TRBI Meeting.

(e)   Delay.   If the Effective Time has not occurred by the close of business on March 31, 2007.

(f)   Denial of Regulatory Approval.   If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority.

8.02.   Effect of Termination and Abandonment.   If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(o), Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03.   Termination Fee.   (a) As a condition of BBVA and Merger Sub’s willingness, and in order to induce BBVA and Merger Sub, to enter into this Agreement, TRBI hereby agrees to pay to BBVA, and BBVA shall be entitled to payment of a fee of $85 million ($85,000,000) (less any payment made pursuant to the proviso in Section 9.05) if (each of the following being a “Fee Payment Event”) any of the following occur following the date hereof and prior to a Fee Termination Event, as hereafter defined:

(1)   TRBI or any of its Subsidiaries, without having received BBVA’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than BBVA or any of its Subsidiaries (each an “BBVA Subsidiary”), or the TRBI Board shall have recommended that the shareholders of TRBI approve or accept any Acquisition Transaction with any person other than BBVA or an BBVA Subsidiary;

(2)   Any person other than BBVA or any BBVA Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of TRBI Common Stock;

(3)   The TRBI Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner materially adverse in any respect to BBVA or to adoption of this Agreement its recommendation that the shareholders of TRBI adopt this Agreement in anticipation of engaging in an Acquisition Transaction, or TRBI or any of its Subsidiaries shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than BBVA or an BBVA Subsidiary;

(4)   This Agreement is terminated (A) following an Acquisition Proposal or (B) pursuant to Section 8.01(e), in the event TRBI’s failure to comply with any provision of this Agreement has been the primary cause of the failure of the Effective Time to occur on or before such date, or (C) pursuant to Section 8.01(f), in the event TRBI’s failure to comply with any provision of this Agreement has been the primary cause of the denial of any approval referred to in such Section 8.01(f) and, within 18 months after any of the events described in (A), (B) or (C), an event described in Section 8.03(a)(1) or Section 8.03(a)(2) occurs.

(b)   Any payment required to be made under Section 8.03(a) shall be payable within three business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by BBVA.

(c)   TRBI acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and are cumulative with, and not intended to limit, other remedies that may be available, and that, without these agreements, BBVA would not enter into this Agreement; accordingly, if TRBI fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, BBVA commences a suit which results in a judgment against TRBI for the payment set forth in this Section 8.03, TRBI shall reimburse BBVA’s costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)   TRBI shall notify BBVA promptly in writing of the occurrence of any Fee Payment Event, it being understood that the giving of such notice by TRBI shall not be a condition to BBVA’s rights pursuant to this Section 8.03.

(e)   For purposes hereof, a “Fee Termination Event” is any one of the following: (1) the Effective Time, or (2) the expiration of eighteen (18) months following termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01.   Survival.   The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11 and this Article IX).

9.02.   Waiver; Amendment.   Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except that, after adoption and approval of this Agreement by the shareholders of TRBI, no amendment or modification which under applicable law requires further approval of such shareholders shall be effective without obtaining such required further approval.

9.03.   Counterparts.   This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04.   Governing Law; Submission to Jurisdiction; Selection of Forum.   THIS AGREEMENT IS GOVERNED BY, AND WILL BE INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY (THE “CHOSEN COURTS”), AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.06 OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY DESIGNATES C.T. CORPORATION AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT BEFORE THE CHOSEN COURTS AND EACH PARTY HERETO STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

9.05.   Expenses.   Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that BBVA and TRBI will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all fees, including, without limitation, any fees paid for filings with Governmental Authorities; provided, that TRBI shall pay all of BBVA’s expenses so incurred by it if this Agreement is terminated (A) after the shareholders of TRBI shall have voted and failed to adopt this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), a person other than BBVA or an BBVA Subsidiary shall have publicly announced or disclosed its intention to make, an Acquisition Proposal with respect to TRBI or any of its Subsidiaries, (B) pursuant to Section 8.01(e), in the event TRBI’s failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date, or (C) pursuant to Section 8.01(f), in the event TRBI’s failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the denial of any approval referred to in such Section 8.01(f).

9.06.   Notices.   All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to BBVA, to:
Banco Bilbao Vizcaya Argentaria, S.A.
Attention:	Gonzalo Toraño, Responsable Expansión Corporativa
(Head of Corporate Expansion)
Pº de la Castellana 81, planta 18
28046 Madrid
Spain
Telephone:	+34 (91) 537-8049
Facsimile:	+34 (91) 374-5021
and to:
Banco Bilbao Vizcaya Argentaria, S.A.
Attention:	Eduardo Arbizu Lostao, Director de los Servicios Jurídicos
(General Counsel)
Pº de la Castellana 81, planta 25
28046 Madrid
Spain
Telephone:	+34 (91) 374-4418
Facsimile:	+34 (91) 374-4471
BBVA USA
10001 Woodloch Forest Drive, Suite 610,
The Woodlands, Texas 77380
Attention:	Joaquín Gortari
(Executive Vice President Finance)
Facsimile:	(832) 813-7731
BBVA USA
10001 Woodloch Forest Drive, Suite 610,
The Woodlands, Texas 77380
Attention:	Peter Paulsen
(Executive Vice President General Counsel and Secretary)
Facsimile:	(832) 813-7732
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen, Esq.
Donald J. Toumey, Esq.
Facsimile:	(212) 558-3588

If to TRBI, to:
Texas Regional Bancshares, Inc. 3900 North 10th Street, 11th Floor McAllen, Texas 78501
Attention:	Glen E. Roney, Chairman of the Board
with a copy to:
Rogers & Whitley, LLP 2210 San Gabriel Austin, Texas 78705
Attention:	William A. Rogers, Jr., Esq.
Facsimile:	(512) 334 4611

9.07.   Entire Understanding; No Third Party Beneficiaries.   This Agreement and the Voting Agreements represent the entire understanding of BBVA and TRBI regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than BBVA, Merger Sub and TRBI.

9.08.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that BBVA and Merger Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of BBVA, but no such assignment shall relieve BBVA of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.09.   Waiver of Jury Trial.   All of the parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10.   Severability.   If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.11.   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, BBVA may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, in a manner acceptable to TRBI, approval of or consent to which shall not be unreasonably withheld or delayed, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of TRBI and the holders of TRBI Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of TRBI, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:	/s/ GONZALO TORAÑO
Gonzalo Toraño
Head of Corporate Expansion
(Responsable de Expansión Corporativa)
TEXAS REGIONAL BANCSHARES, INC.
By:	/s/ G.E. RONEY
Glen E. Roney
Chairman of the Board

Appendix B

June 12, 2006

The Board of Directors

Texas Regional Bancshares, Inc.

3900 North 10th Street, 11th Floor

McAllen, TX 78502

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Texas Regional Bancshares, Inc. (“Texas Regional”) of the consideration offered in the proposed merger (“the Merger”) with Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”) pursuant to the Agreement and Plan of Merger, dated as of June 12, 2006, among Texas Regional and BBVA (the “Agreement”). Pursuant to the terms of the Agreement, each share of Texas Regional Common Stock, par value $1.00, (the “Common Shares”) except for Dissenting Shares (as defined in the Agreement) for which the right to dissent has been perfected, has not been withdrawn and which has not otherwise been lost, will be converted into cash equal to $38.90 (the “Merger Consideration”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Texas Regional and BBVA, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Texas Regional and BBVA for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Board of Directors of Texas Regional. We have also disclosed to the Board of Texas Regional that we may seek to earn investment banking fees from BBVA in the future. We have acted exclusively for the Board of Directors of Texas Regional in rendering this fairness opinion, and this opinion does not constitute a recommendation to any stockholder of Texas Regional as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. We will receive a fee from Texas Regional for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Texas Regional and BBVA and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.     reviewed the Agreement;

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free: 800.966.1559

ii.               reviewed certain historical financial and other information concerning BBVA, including Annual and Interim Reports to Stockholders;

iii.           reviewed certain historical financial and other information concerning Texas Regional, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iv.             held discussions with senior management of Texas Regional and BBVA with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

v.                 reviewed consensus earnings per share estimates for the years ending December 31, 2006 and 2007 published by First Call and discussed with management of Texas Regional;

vi.             reviewed and studied the historical stock prices and trading volumes of the common stock of Texas Regional;

vii.         analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Texas Regional from a financial point of view with certain of those institutions;

viii.     reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

ix.             conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Texas Regional are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Texas Regional, nor have we examined any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in Texas Regional’s or BBVA’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that Texas Regional and BBVA will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Texas Regional and BBVA; (ii) the assets and liabilities of Texas Regional and BBVA; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the stockholders of Texas Regional.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX C

TEXAS BUSINESS CORPORATION ACT

ARTICLES 5.11, 5.12 AND 5.13

Art. 5.11.               Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A.            Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1)          Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2)          Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3)          Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B.            Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1)          the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares,  of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a)           listed on a national securities exchange;

(b)          listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c)           held of record by not less than 2,000 holders;

(2)          the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3)          the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a)           shares, or depository receipts in respect of the shares,  of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares,  of which are:

(i)           listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii)          approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii)         held of record by not less than 2,000 holders;

(b)          cash in lieu of fractional shares otherwise entitled to be received; or

(c)           any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12.               Procedure for Dissent by Shareholders as to Said Corporate Actions

A.            Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)          (a)     With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b)     With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this

Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2)          Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3)          If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B.            If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C.            After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D.            The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E.            Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F.            The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G.           In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.               Provisions Affecting Remedies of Dissenting Shareholders

A.            Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B.            Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C.            Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

TEXAS REGIONAL BANCSHARES, INC. SPECIAL MEETING OF SHAREHOLDERS ________________________, 2006	[ ]

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Holder Account Number [ ]

☐ Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Revocable Proxy

The undersigned hereby revokes all previous proxies relating to the shares of Class A Voting Common Stock covered hereby and confirms all power and authority that this Proxy may grant (and that said persons named as proxies herein may have) by virtue hereof.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR each of the following proposals.

	For	Against	Abstain
1.

Proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of June 12, 2006, between Banco Bilbao Vizcaya Argentaria, S.A. and Texas Regional Bancshares, Inc.

	☐	☐	☐

2.

Proposal to approve postponements or adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the plan of merger.

	☐	☐	☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
This proxy must be signed exactly as the name(s) appear(s) hereon. Executor, administrator, trustee, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.	Date (mm/dd/yyyy)

/ /

Special Meeting Revocable Proxy - Texas Regional Bancshares, Inc.

This Proxy is Solicited on Behalf of the Board of Directors
For the Special Meeting of Shareholders to be Held on _____________ , 2006

The undersigned hereby appoints Glen E. Roney, Jack H. Mayfield, Jr. and Walter Umphrey and each of them, as the lawful agents and proxies of the undersigned (with full power of substitution), and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Class A Voting Common Stock of Texas Regional Bancshares, Inc. standing in the name of the undersigned, with all the powers the undersigned would possess if personally present, at the Special Meeting of Shareholders of Texas Regional Bancshares, Inc. to be held at the McAllen Country Club, 615 Wichita Avenue, McAllen, Texas on ________________, 2006 at ___ p.m., Central Time, or any postponement or adjournment thereof.

By execution, this proxy confers discretionary authority to vote on matters incident to the conduct of the meeting. If any other matter should properly come before the meeting, then the persons named as proxies will also have discretionary authority to vote this proxy with respect thereto in accordance with their judgment.

IT IS UNDERSTOOD THAT WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED (1) FOR THE PROPOSAL TO APPROVE AND ADOPT THE PLAN OF MERGER CONTAINED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 12, 2006, BETWEEN BANCO BILBAO VIZCAYA ARGENTARIA, S.A. AND TEXAS REGIONAL BANCSHARES, INC., AND (2) FOR THE PROPOSAL TO APPROVE POSTPONEMENTS OR ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE PLAN OF MERGER.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the related proxy statement.

 (Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: www.computershare.com/expressvote

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or over the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or over the Internet must be received by 1:00 a.m., Central

Time, on ___________________, 2006.

THANK YOU FOR VOTING